Exhibit 99.1

EXCERPTS FROM PRELIMINARY FINANCING MATERIALS,

DATED JANUARY 21, 2016

Unless otherwise indicated or the context otherwise requires, in these excerpts, we use the terms “we,” “us,” “our,” “Endurance” and the “Company” to refer to Endurance International Group Holdings, Inc. and its subsidiaries, excluding Constant Contact; we use the term “Issuer” to refer to EIG Investors Corp., a wholly owned subsidiary of Endurance International Group Holdings, Inc., and not any of the Issuer’s subsidiaries; and the term “Constant Contact” to refer to Constant Contact, Inc. and its wholly owned subsidiaries. References to the “combined company” refer to the Company following the consummation of the Acquisition (as defined below). As used in these excerpts, the term “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of October 30, 2015 and as it may be further amended from time to time, by and among Constant Contact, Endurance, and Paintbrush Acquisition Corporation, a wholly owned subsidiary of Endurance; the term “Acquisition” refers to the proposed acquisition by Endurance of Constant Contact pursuant to the Merger Agreement; and the term “Transactions” refers to the Acquisition, payment of related fees and expenses and the following debt financing transactions undertaken in connection with the Acquisition: the incurrence of indebtedness under a new senior secured incremental term loan facility (the “Incremental Term Loan Facility”), including a senior secured revolving credit facility (the “New Revolving Credit Facility”), the issuance of senior debt securities and the refinancing of certain of our existing indebtedness. You should not assume that the information set forth below is accurate as of any date other than January 21, 2016.

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Cautionary statement concerning forward-looking information

These excerpts include “forward-looking statements” that involve risks and uncertainties within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical fact, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The words “anticipate,” “may,” “believe,” “predict,” “potential,” “continue,” “could,” “should,” “contemplate,” “can,” “estimate,” “intend,” “likely,” “would,” “project,” “seek,” “target,” “anticipate,” “might,” “plan,” “strategy,” “will,” “expect” and similar expressions or variations are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These statements are based on the beliefs and assumptions of our management based on information currently available to management. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or the timing of certain events could differ materially from the plans, intentions and expectations disclosed in the forward- looking statements we make as a result of a number of important factors. These important factors include the factors set forth under the caption “Risk Factors” and our “critical accounting policies and estimates” described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the period ended September 30, 2015, filed with the SEC. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Furthermore, such forward-looking statements speak only as of the date of these excerpts.

Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, and we expressly disclaim any obligation to update or revise any forward- looking statements, whether as a result of any new information, events, circumstances or otherwise.

Constant Contact Acquisition Overview

On October 30, 2015, we entered into a definitive agreement, or the Merger Agreement, pursuant to which we agreed to acquire all of Constant Contact’s outstanding shares of common stock for $32.00 per share in cash, valuing Constant Contact at approximately $1.1 billion.

The Acquisition will combine two leaders in small business online products and services, creating a comprehensive suite of online marketing tools and end-to-end solutions for our customers. The transaction brings together two established companies with a shared commitment to the success of small businesses, and we expect that the combined company and its customers will benefit from the technology, talent and strengths of both.

Expected benefits of the Acquisition include:

•	Strengthening Endurance’s position as a leader in online SMB services. With the addition of Constant Contact, the combined company will reach over 5 million subscribers.

•	Extension of Endurance’s product offerings. We will increase our product portfolio of solutions and integrated products through the addition of Constant Contact’s suite of online marketing tools such as email marketing, event management, social media integration and contact management systems. We expect to offer Constant Contact’s email marketing products alongside our existing products, thereby expanding our position as a leading provider of end-to-end web presence and marketing solutions for SMBs.

•	Extension of Endurance’s core capabilities. Constant Contact has historically focused heavily on product development, and specifically on user experience, subscriber analytics and engagement models. We expect that the combination of this expertise with our historic focus on marketing networks and distribution platforms will enhance our standing as a leader in online SMB services as we expand to a more comprehensive suite of products and services for SMBs.

•	Continuation of a successful partnership. The Acquisition will build on our existing partnership with Constant Contact, through which we already offer the Constant Contact suite of products along with other products and services we make available to our subscriber base. Based on the results of this partnership to date, we believe that there is considerable demand within our subscriber base for Constant Contact’s suite of products.

•	Creation of significant operational and financial scale. We expect efficiencies to come from leveraging our fixed costs, sharing talent in technology and product development, the reduction of redundant costs and the combined use of our marketing channels. As we grow as a combined company, we expect these efficiencies to support longer-term growth and value creation for our subscribers.

Strengths of the Combined Company

We believe that the combination of Endurance and Constant Contact will enhance our position as a leading end-to-end provider of web presence and marketing solutions that help SMBs get online, get found and grow their businesses. We expect that the combined company will offer a strong, efficient and differentiated business model with the following advantages and attributes:

•

Attractive end market. We believe the growth in global Internet penetration and the proliferation of mobile devices are changing the way in which consumers discover and transact with businesses. As a result, SMBs are increasingly adopting technology to operate and grow their businesses, but the market penetration of web presence and marketing technologies among SMBs remains limited. Studies indicate that among SMBs in the United States, almost 50% do not have a website and over 70% do not use email marketing. Worldwide there were approximately 75 million SMBs in 2014, and particularly in emerging markets, many are moving online due to wider availability of Internet infrastructure and mobile connectivity. We believe that these factors result in a significant worldwide market opportunity for the combined company.

•	Attractive subscription model and retention rates. Our revenue is primarily subscription-based. Our subscriptions require payment in advance, which is typically made by credit card, and Endurance subscribers have an average term of approximately 16 months. This subscription-based model provides significant cash flow benefits and revenue visibility. In addition, because our products and services are typically integral to an SMB having an online presence, we benefit from high revenue retention rates. Constant Contact’s business is also primarily subscription-based and its customer and revenue base are highly stable, which we believe will further enhance the attractiveness of the combined company’s business model.

•	Integrated and comprehensive suite of products and services. We offer an integrated technology platform with a wide range of products and services designed to help SMB subscribers get online, get found and grow their businesses. Our cloud-based offerings allow our subscribers to select a customized set of solutions from among a broad range of internally developed third-party products, which we deliver to subscribers on demand through the cloud. We expect that the addition of Constant Contact’s marketing, event management, survey and contact management tools to our platform will solidify our position as a leading provider of end-to-end web presence and marketing solutions for SMBs, and that Constant Contact’s strong product development capabilities will enhance the combined company’s resources in that area.

•	Affordable solutions delivered in a cost-effective manner. Our cloud-based delivery model enables our subscribers to address their business needs with minimal upfront capital investment. We deliver affordable solutions to our subscribers by operating an integrated, cloud-based technology platform that permits us to deliver our products and services efficiently, deploy new products and services quickly and efficiently, and add and serve new subscribers cost-effectively. We have developed proprietary techniques that help us operate with highly efficient server configurations, resulting in low capital expenditures. We expect the Acquisition to enhance our economies of scale and allow us to use our cost-effective distribution platform to efficiently cross-sell Constant Contact and Endurance solutions to our combined subscriber base.

•	Intelligent subscriber engagement. We leverage our technology and proprietary data and analytics to identify subscriber needs and opportunities based on type of business, length of time in business, geography, products and services previously purchased from us and various other factors. These insights allow us to engage our subscribers proactively in a timely manner through multiple customer engagement channels, such as phone, chat and email interactions with our sales and support organizations, the control panels we make available to our subscribers to manage their websites, our network of resellers and referral partners, proprietary mobile applications, such as Business on Tapp, and our application store, Mojo Marketplace. This ongoing multi-channel engagement allows us to offer and sell relevant and useful additional products and services to our subscribers at opportune times, driving higher average revenue per subscriber, or ARPS, over the lifetime of our subscribers. We believe that Constant Contact’s focus on user experience and engagement will enhance our strong foundation in this area.

•

Multi-brand approach. The SMB market is broad, diverse and fragmented in terms of geography, industry, size and degree of technological sophistication. As a result, we use a multi-brand approach to precisely target the SMB universe, identify the best ways to reach different categories of subscribers and tailor our brands and service offerings specifically toward those audiences. For example, our Bluehost brand targets SMBs with greater technical expertise and a desire to build their own solutions, while our HostGator brand targets SMBs who value relatively higher levels of support. This multi-brand approach allows us to manage our subscriber acquisition costs effectively and to provide a diverse base of subscribers with a highly relevant experience on our platform. We expect that

Constant Contact’s strong brand will be a compelling addition to our family of brands. In addition, we believe that our multi-brand approach positions us well to potentially provide further adaptations of Constant Contact products through alternative brands while continuing to offer products under the Constant Contact brand.

•	Cost-effective multi-channel customer acquisition. We attract a significant percentage of our new subscribers through word-of-mouth referrals, at no cost to us. We actively monitor and manage our Net Promoter Scores, or NPS, a customer satisfaction metric developed by Bain & Company, and believe that our favorable NPS scores, along with our large base of subscribers, help drive word-of-mouth referrals. The majority of our program marketing expense is associated with targeted pay-per-click-based online marketing and with payments to our large network of referral partners, who drive subscribers to us on a paid referral basis. Payments to our referral partners occur after a subscriber signs up on our platform and therefore allow us to readily determine the returns on our marketing spend. In addition to word-of mouth referrals, referral channels and pay-per-click, or PPC, we have also entered into strategic partnerships that help us reach additional subscribers, such as the Google “Let’s Put Our Cities on the Map” initiative in the United States, and similar partnerships and referral arrangements with Google in India and Southeast Asia and our strategic alliance with WordPress. We expect to leverage our targeted and cost-effective subscriber acquisition funnel to enhance Constant Contact’s subscriber acquisition economics.

•	Multiple gateways for customer acquisition. We believe that SMBs have varying needs and starting points in their journey to create an online presence and grow their business. Historically, our products focused largely on web hosting and other basic web presence solutions such as domains, but over time we have expanded to offer security, site backup, SEO and SEM, Google Adwords, mobile solutions, social media enablement, website analytics, email marketing and productivity and e-commerce tools, among others. More recently, we have launched additional products and services, including website builders, mobile site builders, cloud hosting solutions, premium domains and cloud storage solutions, both to satisfy existing subscriber needs and to expand the product gateways through which new subscribers initially reach us. We expect that our Acquisition of Constant Contact will provide us with additional gateways to attract subscribers to our solutions.

Strategy of the Combined Company

Since our formation in 1997, we have focused on helping SMBs establish, manage and grow their businesses. To fuel our future growth, we plan to continue to increase our scale, broaden our subscriber footprint, expand our range of product and service offerings and pursue strategic acquisitions. We believe that the Acquisition will further this strategy by creating a combined company that offers a comprehensive suite of online solutions for SMBs through a large and cost-effective distribution platform.

We believe a combination of increases in total subscribers and growth in ARPS over the lifetime of a subscriber drives our growth, and we intend to grow both of these metrics by leveraging the strengths of our approach to serving the SMB market. Additionally, given the fragmented nature of the market, we believe we can continue to grow through both mergers and acquisitions and strategic investments to expand our subscriber acquisition funnel, add more brands, expand our suite of products and services, enter new geographies, and grow our partner channels.

Increasing Total Subscribers

We plan to increase total subscribers by continuing to leverage our multi-channel, multi-brand approach and invest in multiple gateways to reach new subscribers. Through our launch of additional products and services such as website builders, mobile site builders, cloud hosting solutions, premium domains and cloud storage solutions, we have been able to expand the product set through which subscribers initially reach us, and we expect to continue to introduce new products and services that will serve as entry points to our solutions. In addition, we expect that Constant Contact’s strong product suite, product development capabilities and focus on user engagement will help us develop and refine new gateways to acquire new subscribers.

We also expect to reach new subscribers by continuing to expand our geographic footprint, particularly in emerging markets, as more and more SMBs in these markets come online due to wider availability of Internet infrastructure and mobile connectivity.

Finally, we plan to continue to add to our portfolio of brands, including through acquisitions and strategic investments, in order to target specific segments of the SMB market globally. These efforts may include adaptations of Constant Contact products through alternative brands designed to target different segments of the SMB market, which we would expect to offer alongside the products Constant Contact currently offers.

Increasing Average Revenue per Subscriber Over Time

We plan to increase ARPS over the lifetime of a subscriber by offering subscribers relevant additional products and services at opportune times in the life of their business. These additional products and services range from lower-priced, more common services such as applications, additional domains and email, to higher-priced, higher-value items such as advanced hosting services, mobile and productivity solutions and professional services. Through the Acquisition, we will be able to offer our subscribers a suite of email marketing, event management, survey and contact management products.

We also expect to expand our points of subscriber engagement to create additional opportunities to educate our subscribers about the value of our solutions and to allow them to more easily access our products and services. We believe that Constant Contact’s focus on user experience and engagement will help us advance these efforts.

Pursuing Strategic Acquisitions and Investments

We consider acquisitions to be an important tool to enhance the growth of our company and have acquired and integrated many businesses and assets since our inception. We believe the market for products and services focused on solutions for SMBs remains fragmented, with multiple providers offering products or services targeted at meeting the varying needs of SMBs. Given this landscape, we see an opportunity to increase our subscriber base and broaden our product suite through consolidation of the market. Over the years, we have used acquisitions to extend our geographic reach, acquire new subscribers, expand our product offerings and gateways, improve our services, achieve cost savings and scale our operations. We expect to continue to pursue acquisitions for these and other strategic purposes.

We also regularly make strategic investments in, and enter into joint ventures with, third parties. These arrangements are typically with small companies focused on developing products that we believe may serve as effective new gateways to acquire new subscribers or that may appeal to our existing subscriber base. We believe these arrangements allow us to tap into the product expertise, entrepreneurial energy and agility of smaller companies to help us efficiently bring innovative new products to market.

During 2015, in addition to entering into the agreement to acquire Constant Contact, we completed several acquisitions of smaller web hosting businesses that we expect will extend our reach in the web presence market and allow us to achieve additional operational efficiencies and economies of scale. We also purchased our largest data center, which we expect will provide us with cost efficiencies and increased control over the facility. For additional information about this data center acquisition, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Recent Developments

WZ UK Ltd. Acquisition

On January 6, 2016, we exercised an option to increase our stake in WZ UK Ltd., a provider of technology and sales marketing services associated with web builder solutions, from 49% to 57.5%, in exchange for a payment of approximately $2.1 million to the other shareholders of WZ UK Ltd. After certain performance milestones are met, we have an option to purchase, and the other shareholders of WZ UK Ltd. have an option to sell to us within three years, the remaining shares of WZ UK Ltd. at a per-share price to be determined based on a multiple of revenue. The net loss for WZ UK Ltd. for the nine months ended September 30, 2015 was $17.8 million, of which our portion, recorded in our statement of operations, was $8.7 million. Our adjusted EBITDA for the nine months ended September 30, 2015 does not include our proportionate share of WZ UK Ltd.’s net loss. As a result of our increased ownership in WZ UK Ltd., we will consolidate WZ UK Ltd. in our future financial statements starting in the first quarter of 2016 and our adjusted EBITDA will reflect the WZ UK Ltd. net income (loss).

SEC Investigation

We received a subpoena dated December 10, 2015 from the Boston Regional Office of the SEC, requiring the production of certain documents, including, among other things, documents related to our financial reporting, including operating and non-GAAP metrics, refund, sales and marketing practices and transactions with related parties. We will fully cooperate with the SEC’s investigation. We can make no assurances as to the time or resources that will need to be devoted to this investigation or its final outcome, or the impact, if any, of this investigation or any proceedings on our business, financial condition, results of operations and cash flows.

Shareholder Litigation

On May 4, 2015, Christopher Machado, a purported holder of our common stock, filed a civil action in the United States District Court for the District of Massachusetts against us and our chief executive officer and our chief financial officer, Machado v. Endurance International Group Holdings, Inc., et al., Civil Action No. 1:15-cv-11775-GAO. The plaintiff filed an amended complaint on December 8, 2015 and is currently seeking leave to further amend the complaint. The amended complaint asserts claims on behalf of a purported class of purchasers of our securities between February 25, 2014 and November 2, 2015. The amended complaint asserts violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934, based on allegations that certain disclosures made by us concerning the number of customers paying over $500 per year for Endurance products and services, the average number of products sold per subscriber, and our customer churn rate were false and/or misleading. The plaintiff seeks, on behalf of himself and the purported class, compensatory damages and his costs and expenses of litigation.

Legal Proceedings Related to the Acquisition

On December 11, 2015, a putative class action lawsuit relating to the Acquisition, captioned Irfan Chawdry, Individually and On Behalf of All Others Similarly Situated v. Gail Goodman, et al. Case No. 11797, or the Chawdry Complaint, and on December 21, 2015, a putative class action lawsuit relating to the Acquisition captioned David V. Myers, Individually and On Behalf of All Others Similarly Situated v. Gail Goodman, et al. Case No. 11828, or the Myers Complaint (together with the Chawdry Complaint, the Complaints) filed in the Court of Chancery of the State of Delaware naming Constant Contact, each of Constant Contact’s directors, Endurance and Merger Sub as defendants. The Complaints generally allege, among other things, that in connection with the Acquisition the directors of Constant Contact breached their fiduciary duties owed to the stockholders of Constant Contact by agreeing to sell Constant Contact for purportedly inadequate consideration, engaging in a flawed sales process, omitting material information necessary for stockholders to make an informed vote, and agreeing to a number of purportedly preclusive deal protection devices. The Complaints seek, among other things, either to enjoin the Acquisition or to rescind the Acquisition should it be consummated, as well as award of plaintiffs’ attorneys’ fees and costs in the action. The defendants have not yet answered or otherwise responded to either of these Complaints. The defendants believe the claims asserted in the Complaints are without merit and intend to vigorously defend against these lawsuits.

Estimated Sources and Uses

The table below summarizes the estimated sources and use of proceeds for the Transactions, as described in more detail in “Use of Proceeds”:

Sources of Funds	Amount (in millions)
Incremental Term Loan Facility	$735
Senior debt securities (1)	350
Cash on Constant Contact’s balance sheet (as of September 30, 2015)	181
Cash from Endurance’s balance sheet	2

Total Sources	$1,267

Use of Proceeds	Amount (in millions)
Purchase consideration for Constant Contact(2)	$1,103
Refinance existing revolving credit facility	70
Transaction fees & expenses(3)	94

Total Uses	$1,267

(1)	Excludes any offering discounts.
(2)	Represents the cash payment of $32.00 per share for outstanding Constant Contact common stock issued and outstanding prior to the effective time of the Acquisition. As of November 2, 2015, there were 31,924,845 shares of Constant Contact common stock outstanding. The Merger Agreement also provides for the vesting and conversion of certain Constant Contact stock options to cash or Endurance stock options.
(3)	Includes estimated fees and expenses related to the Transactions, including legal, accounting and advisory fees, fees, discounts and commissions associated with the Financing Transactions and other transaction costs. An increase in actual fees and expenses will result in a corresponding decrease in cash on the balance sheet.

Certain Unaudited Condensed Combined Financial Data

The summary unaudited pro forma financial information presented below is based on our consolidated financial statements, adjusted to give effect to the Transactions. The unaudited consolidated pro forma statements of operations data for the year ended December 31, 2014 and the nine months ended September 30, 2014 and 2015 give effect to the Transactions as if they had occurred as of January 1, 2014. The unaudited consolidated pro forma statements of operations data for the last twelve months ended September 30, 2015 give effect to the Transactions as if they had occurred as of September 30, 2014. The pro forma financial information presented below is unaudited and does not purport to be indicative of the results which actually would have occurred if the Transactions had been consummated as described herein, nor does it purport to represent the future results of operations for future periods. See “Unaudited Pro Forma Condensed Combined Financial Information.” The summary pro forma combined financial information and other data for the twelve months ended September 30, 2015 presented below have been derived, unless otherwise noted, by arithmetically combining (x) the relevant line items for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 and (y) the relevant line items for the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015 and subtracting (z) the relevant line items for the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014, in each case included elsewhere in these excerpts. The pro forma financial information should be read in conjunction with the historical audited consolidated financial statements and accompanying notes of Endurance and Constant Contact for the year ended December 31, 2014 and the historical unaudited consolidated financial statements and accompanying notes of Endurance and Constant Contact for the nine months ended September 30, 2015 appearing in Endurance’s and Constant Contact’s most recent Annual Reports on Form 10-K for the year ended December 31, 2014 and most recent Quarterly Reports on Form 10-Q for the period ended September 30, 2015, and the pro forma financial statements contained in “Unaudited Pro Forma Condensed Combined Financial Information.”

Non-GAAP Financial Measures

Pro Forma Information

Some of these pro forma figures do not represent “pro forma” amounts determined in accordance with the SEC’s rules and regulations, including Article 11 of Regulation S-X, and should not be taken to represent how Endurance would have performed on a historical basis had Constant Contact’s operations been included in the period presented, or how Endurance will perform in any future period. These non-GAAP financial measures, as well as the other information in these excerpts should be read in conjunction with our and Constant Contact’s financial statements appearing elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the period ended September 30, 2015.

Pro Forma Adjusted EBITDA

We define pro forma adjusted EBITDA as pro forma net income (loss) plus (i) changes in pro forma deferred revenue, pro forma depreciation, pro forma amortization, pro forma stock-based compensation expense, pro forma loss of unconsolidated entities, pro forma net loss on sale of assets, pro forma expenses related to integration of acquisitions and restructurings, pro forma transaction expenses and charges, pro forma interest expense and pro forma income tax expense, less (ii) pro forma earnings of unconsolidated entities, pro forma net gain on sale of assets and the pro forma impact of purchase accounting related to reduced fair value of deferred domain registration costs. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Acquisition Pro Forma Adjusted EBITDA

We define acquisition pro forma adjusted EBITDA as pro forma adjusted EBITDA plus estimated annual run-rate synergies and the adjusted EBITDA from the Ace DC acquisition.

See “Certain Unaudited Condensed Combined Financial Data” and “Unaudited Pro Forma Condensed Combined Financial Information” for descriptions of adjusted EBITDA, pro forma adjusted revenue, pro forma adjusted EBITDA and pro forma acquisition adjusted EBITDA and a reconciliation of these measures to Endurance’s directly comparable GAAP measures.

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30, 2015
	2012	2013	2014	2014	2015
Pro Forma and Other Metrics:
Pro forma revenue (in thousands)(1)			$960,856	$701,321	$819,737	$1,079,272
Pro forma net loss (in thousands)(1)			$(127,550)	$(105,480)	$(76,145)	$(98,215)
Pro forma adjusted EBITDA (in thousands)(2)			$298,815	$218,625	$249,029	$329,219
Adjusted EBITDA for Ace Data Center(3)			$7,300	$5,475	$5,475	$7,300
Estimated annual run rate synergies (in thousands)(4)			$55,000	$41,250	$41,250	$55,000

Acquisition pro forma adjusted EBITDA (in thousands)(5)			$361,115	$265,350	$295,754	$391,519
Pro forma capital expenditures (in thousands)			$(51,859)	$(41,718)	$(48,441)	$(58,582)

Acquisition pro forma adjusted EBITDA less capital expenditures (in thousands)			$309,256	$223,632	$247,313	$332,937

(1)	See “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)	We define pro forma adjusted EBITDA as pro forma net income (loss) plus (i) changes in pro forma deferred revenue, pro forma depreciation, pro forma amortization, pro forma stock-based compensation expense, pro forma loss of unconsolidated entities, pro forma net loss on sale of assets, pro forma expenses related to integration of acquisitions and restructurings, pro forma transaction expenses and charges, pro forma interest expense and pro forma income tax expense, less (ii) pro forma earnings of unconsolidated entities, pro forma net gain on sale of assets and the pro forma impact of purchase accounting related to reduced fair value of deferred domain registration costs. See “Unaudited Pro Forma Condensed Combined Financial Information.” The following table reflects a reconciliation of pro forma adjusted EBITDA to net income (loss) in accordance with GAAP:

Year Ended December 31, 2014

(in thousands)

	Historical
	Endurance	Constant Contact	Pro Forma Adjustments		Pro Forma Combined
Pro forma EBITDA
Net income (loss)	$(50,852)	$14,315		$(91,013)	$(127,550)
Interest expense, net (excluding impact of amortization of deferred financing costs)	57,083	(144)		96,146	153,085
Income tax expense (benefit)	6,186	5,802		(71,983)	(59,995)
Depreciation	30,956	21,969		(6,689)	46,236
Amortization	102,723	2,195		73,539	178,457

Pro forma EBITDA	$146,096	$44,137		$—	$190,233

Pro forma adjusted EBITDA
EBITDA	$146,096	$44,137	$		$190,233
Stock-based compensation	16,043	16,650		—	32,693
Loss (gain) on sale of assets	(168)	(172)		—	(340)
Loss (gain) of unconsolidated entities	61	—		—	61
Changes in deferred revenue	67,654	2,582		—	70,236

Impact of reduced fair value of deferred domain registration costs	(18,782)	—		—	(18,782)
Transaction expenses and charges	4,787	—		—	4,787
Integration and restructuring expenses	19,927	—		—	19,927

Pro forma adjusted EBITDA	$235,618	$63,197		$—	$298,815

Nine and Twelve Months Ended September 30, 2015

(in thousands)

	Nine Months Ended Sept. 30, 2015				Twelve Months Ended Sept. 30, 2015
	Historical
	Endurance	Constant Contact	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Combined

Pro forma EBITDA
Net income (loss)	$(16,538)	$13,772	$(73,379)	$(76,145)	$(98,215)
Interest expense, net (excluding impact of amortization of deferred financing costs)	42,640	(202)	74,189	116,627	153,678
Income tax expense (benefit)	9,082	6,382	(47,007)	(31,543)	(41,888)
Depreciation	24,649	17,211	(5,832)	36,028	48,150
Amortization	67,191	1,267	52,029	120,487	166,355

Pro forma EBITDA	$127,024	$38,430	$—	$165,454	$228,081

Pro forma adjusted EBITDA
EBITDA	$127,024	$38,430	$—	$165,454	$228,081
Stock-based compensation	20,272	13,299	—	33,571	42,768

Loss (gain) on sale of assets	(155)	53	—	(102)	134
Loss (gain) of unconsolidated entities	3,676	—	—	3,676	3,763
Changes in deferred revenue	29,204	1,927	(359)	30,772	36,534
Impact of reduced fair value of deferred domain registration costs	(1,645)	—	—	(1,645)	(3,835)
Transaction expenses and charges	5,790	—	—	5,790	6,671

Integration and restructuring expenses	11,513	—	—	11,513	15,103

Pro forma adjusted EBITDA	$195,679	$53,709	$(359)	$249,029	$329,219

Nine Months Ended September 30, 2014

(in thousands)

	Historical
	Endurance	Constant Contact	Pro Forma Adjustments		Pro Forma Combined

Pro forma EBITDA
Net income (loss)	$(48,044)	$8,067		$(65,503)	$(105,480)
Interest expense, net (excluding impact of amortization of deferred financing costs)	41,964	(102)		74,172	116,034
Income tax expense (benefit)	4,776	4,563		(58,989)	(49,650)
Depreciation	22,553	16,377		(4,816)	34,114
Amortization	75,788	1,664		55,137	132,589

Pro forma EBITDA	$97,037	$30,569		$—	$127,606

Pro forma adjusted EBITDA
EBITDA	$97,037	$30,569	$		$127,606
Stock-based compensation	11,362	12,134		—	23,496
Loss (gain) on sale of assets	(291)	(285)		—	(576)
Loss (gain) of unconsolidated entities	(26)	—		—	(26)
Changes in deferred revenue	61,932	2,542		—	64,474
Impact of reduced fair value of deferred domain registration costs	(16,592)	—		—	(16,592)
Transaction expenses and charges	3,906	—		—	3,906
Integration and restructuring expenses	16,337	—		—	16,337

Pro forma adjusted EBITDA	$173,665	$44,960		$—	$218,625

(3)	In September 2015, we acquired substantially all of the assets of Ace Data Centers, Inc., or Ace DC, and all of the ownership interests in Ace Holdings, LLC, or ACE Holdings, for an aggregate purchase price of $73.3 million, of which $44.4 million was paid in cash at the closing. Ace DC was the manager of our data center, while Ace Holdings owned the real property, improvements and building at and on which the data center is located, including certain non-systems equipment and personal property. Adjusted EBITDA for Ace Data Center reflects the run-rate adjusted EBITDA of Ace DC.
(4)	Represents estimated combined annual run-rate transaction synergies expected to be fully realized starting at the end of 2016. The cost savings are expected to result primarily from enhanced operational and financial scale. We cannot assure you that any or all of these synergies will be achieved. See “Risk Factors—Risks Related to Our Potential Acquisition of Constant Contact—If completed, the Acquisition may not achieve the intended benefits or may disrupt our current plans and operations.”
(5)	Acquisition pro forma adjusted EBITDA is a non-GAAP financial measure that we define as pro forma adjusted EBITDA plus estimated annual run-rate synergies and the run-rate adjusted EBITDA of Ace DC. See “Non-GAAP Financial Measures.”

Risk Factors—Risks Related to Our Potential Acquisition of Constant Contact

The Acquisition may not be consummated in a timely manner or at all, which may adversely affect our business, financial condition and stock price.

Consummation of our planned Acquisition of Constant Contact is subject to approval by Constant Contact’s stockholders, as well as the satisfaction (or waiver, if applicable) of various other conditions, including (i) the absence of any governmental order prohibiting the transaction, (ii) the accuracy of the representations and warranties in the Merger Agreement (subject to certain materiality qualifications), and (iii) compliance with or performance of the covenants and agreements in the Merger Agreement in all material respects. In addition, Endurance’s obligation to consummate the Acquisition is subject to the absence of a material adverse effect (as defined in the Merger Agreement) on Constant Contact. These conditions may not be satisfied on a timely basis or at all, or other events (such as stockholder litigation or other legal proceedings) may intervene or delay or prevent the closing of the Acquisition.

Constant Contact may also choose to terminate the Merger Agreement if it enters into a written definitive agreement for an alternative “superior proposal” (as defined in the Merger Agreement).

In addition, we will not be able to consummate the Acquisition unless we are able to obtain debt financing in an amount sufficient to pay the transaction consideration and related transaction costs. While we have obtained commitments from various lenders to provide us this Debt Financing, the obligations of the lenders are subject to a number of customary conditions and certain conditions under our existing credit agreement, and there can be no assurance that this Debt Financing will ultimately be available to us on the negotiated terms or at all. Our obligation to consummate the Acquisition is not subject to receipt of the proceeds of the Debt Financing.

If the Acquisition is not completed for any reason, our ongoing business may be adversely affected and, without realizing any of the expected benefits of the Acquisition, we would also be subject to a number of risks, which may adversely affect our business, financial condition and stock price. These risks include:

•	We could be required to pay to Constant Contact a termination fee of $72.0 million if Constant Contact terminates the Merger Agreement due to certain breaches of representations and warranties or of covenants or other agreements made by us in the Merger Agreement or if the conditions to our obligation to close the Acquisition have been satisfied and Constant Contact stands ready, willing and able to consummate the transaction, but we do not consummate the transaction for any reason, including our inability to obtain the Debt Financing.

•	We could be subject to litigation related to the transaction or the failure to complete the transaction, which could subject us to significant liability for damages and result in the incurrence of substantial legal fees.

•	We could experience negative reactions from our customers, vendors, other business partners and employees, and other disruptions to our business.

•	The current market price of our stock may reflect an assumption that the pending Acquisition will occur and failure to complete the Acquisition could result in a decline in our stock price.

•	We have incurred and expect to continue to incur (whether or not the Acquisition is consummated) regulatory costs, fees for professional services and other transaction-related fees and expenses prior to the expected closing in 2016.

The Acquisition could adversely affect the business and operations of our company and Constant Contact and may result in the departure of key personnel.

The announcement of the Acquisition could cause disruptions and create uncertainty surrounding our and Constant Contact’s businesses and affect our and Constant Contact’s relationships with customers, vendors, other business partners and employees. Some of our and Constant Contact’s customers, vendors and other business partners may delay or defer decisions, seek to change the terms on which they do business or end their relationships with the relevant company, which could negatively affect the revenue, earnings and cash flows of either or both companies, regardless of whether the Acquisition is consummated. The uncertainty created by the pending Acquisition may also impair our and Constant Contact’s ability to attract, retain and motivate key personnel until the Acquisition is completed, as current and prospective employees of either company may experience uncertainty about their future roles with us following the Acquisition, or we may eliminate positions in an effort to integrate our businesses, which may lead to employees’ voluntary departure or termination. If our ability to attract, retain or motivate key employees is impaired because of the Acquisition, our ability to realize the anticipated benefits of the Acquisition could be reduced or delayed.

If completed, the Acquisition may not achieve the intended benefits or may disrupt our current plans and operations.

We may not be able to successfully integrate our business with Constant Contact’s business or realize the anticipated synergies from the Acquisition in the anticipated amounts or within the anticipated timeframes or cost expectations or at all. The difficulties and risks associated with the integration of Constant Contact, which is likely to be complex and time-consuming, include:

•	the potential loss of Constant Contact customers, or difficulties or higher than anticipated costs in adding new Constant Contact customers, due to the actual or perceived impact of the Acquisition and integration of Constant Contact customers;

•	possible aggressive targeting of existing and potential Constant Contact customers by Constant Contact’s competitors seeking to capitalize on potential customer concerns about the Acquisition;

•	possible differences in the standards, controls, procedures, policies, corporate culture and compensation structures of our company and Constant Contact, which may lead to unanticipated delays, costs or inefficiencies, employee departures or difficulties consolidating the operations of the companies;

•	difficulties and delays in implementing our integration plan, which may result in us failing to achieve the anticipated synergies from the Acquisition in a timely manner or at all;

•	the potential loss of key employees and the costs associated with our efforts to retain key employees;

•	difficulties successfully managing relationships with our combined partner and vendor base;

•	the possibility that we may have failed to discover actual or contingent liabilities of Constant Contact during our due diligence investigation prior to our agreement to acquire Constant Contact for which we, as a successor or owner, may be responsible;

•	obligations that we may have to counterparties of Constant Contact that arise as a result of the change in control of Constant Contact;

•	limitations on our ability to utilize Constant Contact’s net operating loss carry-forwards to offset payments of future federal and state income tax liabilities; and

•	the potential that we or Constant Contact may be adversely affected by other economic, political, legislative, regulatory, business, competitive or other factors affecting our industry.

Thus, the integration may be unpredictable, or subject to delays or changed circumstances, and the acquired businesses may not perform in accordance with our expectations. We may fail to realize some or all of the anticipated benefits of the Acquisition, such as cost and revenue synergies, operational efficiencies, the ability to cross-sell our products into Constant Contact’s customer base and vice versa, and the ability to adapt Constant Contact’s products to different segments of the SMB market through our multi-brand strategy. The anticipated benefits and synergies we expect from the Acquisition are based on projections and assumptions about the combined businesses of us and Constant Contact, which may not materialize as or when expected or may prove to be inaccurate. A failure to realize the expected cost and revenue synergies or operational efficiencies related to the Acquisition could result in higher costs and lower combined revenue, adjusted revenue, adjusted EBITDA, unlevered free cash flow or free cash flow than expected and have an adverse effect on the combined company’s financial results and prospects. Any such effect on our financial results may mean that we are not able to meet our expectations for combined adjusted revenue, adjusted EBITDA, unlevered free cash flow, free cash flow or other financial or operational metrics.

Our business may be negatively impacted following the Acquisition if we are unable to effectively manage our expanded operations. The integration planning before the Acquisition and the implementation of our integration plans following the Acquisition will be costly, complex and time consuming and will require significant time and focus from management and may divert attention from the day-to-day operations of the combined business. Additionally, consummation of the Acquisition could disrupt current plans and operations, which could delay the achievement of our strategic objectives.

If completed, following the Acquisition, we will have a substantial amount of debt, and the cost of servicing that debt could adversely affect our business.

The indebtedness we expect to incur to fund our Acquisition will significantly increase our outstanding debt levels. This additional indebtedness will require us to dedicate a substantial portion of our cash flow to servicing this debt, thereby reducing the availability of cash to fund other business initiatives. If we are unable to generate sufficient funds to meet our obligations under our Existing Term Loan Facility and the additional facilities we enter into in connection with the Acquisition, we may be required to refinance, restructure or otherwise amend some or all of our obligations, sell assets or raise additional cash through the sale of our common stock or convertible securities. We cannot assure you that we would be able to obtain refinancing on terms as favorable as our current financing or that any restructuring, sales of assets or issuances of equity can be accomplished or, if accomplished, would raise sufficient funds to meet our obligations. If we were able to raise additional funds through the issuance of equity or convertible securities, that issuance could also result in substantial dilution to existing stockholders.

Legal proceedings in connection with the Acquisition could delay or prevent the completion of the Acquisition.

Two purported class action lawsuits have been filed against Constant Contact, each of Constant Contact’s directors, Endurance and Merger Sub challenging the proposed Acquisition and seeking, among other things, to enjoin the completion of the Acquisition. One of the conditions to the closing of the Acquisition is that no governmental entity (including any national, state or local governmental authority) having jurisdiction over a party to the Merger Agreement has enacted, issued, enforced or entered any laws or orders that prohibit the completion of the Acquisition. Therefore, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Acquisition, the injunction may delay the Acquisition or prevent the Acquisition from being completed. In addition, Constant Contact and the Company could incur significant costs or damages in connection with the lawsuits. Constant Contact and the Company believe that the lawsuits are without merit and that they have valid defenses to all claims. Constant Contact and the Company will defend these lawsuits vigorously.

Risks Related to Our Industry and the Business of the Combined Company

Our quarterly and annual operating results may be adversely affected due to a variety of factors, which could make our future results difficult to predict and could cause our operating results to fall below investor or analyst expectations.

Our quarterly and annual operating results may be adversely affected due to a variety of factors that could affect our revenue or our expenses in any particular period. You should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance. Factors that may adversely affect our quarterly and annual operating results may include:

•	our ability to attract new subscribers, and retain existing subscribers;

•	our ability to acquire subscribers in a cost-effective way;

•	our ability to increase revenue from our existing subscribers;

•	our ability to maintain a high level of subscriber satisfaction;

•	our inability to raise the selling prices for our solutions or reductions in the selling prices for our solutions;

•	competition in the market for our products and services, as well as competition for referral sources;

•	rapid technological change, frequent new product and service introductions, and evolving industry standards, including with respect to how our products and services are marketed to consumers, in how consumers find, purchase and use our products and services and in technology intended to block email marketing;

•	difficulties in integrating technologies, products and employees from companies we have acquired or may acquire in the future or in migrating acquired subscribers from an acquired company’s platforms to our platform;

•	systems, data center and Internet failures and service interruptions;

•	network security breaches or sabotage resulting in the unauthorized use or disclosure of, or access to, personally identifiable information or other confidential information;

•	loss of key employees;

•	our ability to drive growth through mergers and acquisitions, joint ventures, or strategic investments;

•	economic conditions negatively affecting the SMB sector and changes in growth rate of SMBs;

•	difficulties and costs arising from our international operations and continued international expansion;

•	difficulties in distributing new products;

•	shortcomings or errors in, or misinterpretations of, our metrics and data which cause us to fail to anticipate or identify trends in our market;

•	terminations of, disputes with, or material changes to our relationships with third-party partners, including referral sources, product partners, data center providers, payment processors and landlords;

•	a shift in subscriber demand to lower margin solutions, which could increase our cost of revenue;

•	costs or liabilities associated with any past or future acquisitions, strategic investments or joint ventures that we may make or enter into;

•	changes in legislation that affect our collection of sales and use taxes or changes to our business that subject us to taxation in additional jurisdictions;

•	the amount and timing of capital expenditures, such as investments in our hardware and software systems, as well as extraordinary expenses, such as litigation or other dispute-related settlement payments;

•	changes in regulation or to regulatory bodies, such as the Internet Corporation for Assigned Names and Numbers, or ICANN, that could affect our business and our industry, or costs of or our failure to comply with such regulation; and

•	litigation or governmental enforcement actions against us, including due to failures to comply with applicable law or regulation.

It is possible that in one or more future quarters, due to any of the factors listed above, a combination of those factors or other reasons, our operating results may be below our expectations and the expectations of research analysts and investors. In that event, our stock price could decline substantially.

We may not be able to continue to add new subscribers, retain existing subscribers or increase sales to existing subscribers, which could adversely affect our operating results.

Our growth is dependent on our ability to continue to attract and acquire new subscribers while retaining existing subscribers and expanding the products and services we sell to them. Growth in the demand for our products and services may be inhibited, and we may be unable to sustain growth in our subscriber base, for a number of reasons, including, but not limited to:

•	our failure to develop or offer new or additional products and services in a timely manner that keeps pace with new technologies and the evolving needs of our subscribers;

•	our inability to market our solutions in a cost-effective manner to new subscribers or to our existing subscribers and to increase our sales to existing subscribers, including due to changes in regulation, or changes in the enforcement of existing regulation that would impair our marketing practices, require us to change our sign-up processes or require us to increase disclosure designed to provide greater transparency as to how we bill and deliver our services;

•	our inability to acquire or retain new subscribers through mergers and acquisitions, joint ventures or strategic investments;

•	our inability to offer solutions that are adequately integrated and customizable to meet the needs of our highly diverse and fragmented subscriber base;

•	changes in search engine ranking algorithms or in search terms used by potential subscribers, either of which may have the effect of increasing our competitors’ search engine rankings or increasing our marketing costs to offset lower search engine rankings;

•	changes in, or a failure to manage, technology intended to block email marketing;

•	failure of our third-party development partners, which provide a significant portion of our offerings, to continue to support existing products and to develop and support new products;

•	the inability of our subscribers to differentiate our solutions from those of our competitors or our inability to effectively communicate such distinctions;

•	our inability to maintain awareness of our brands;

•	our inability to maintain a consistent user experience and timely and consistent product upgrade schedule for all of our subscribers due to the fact that not all of our brands, products, or services operate from the same control panel or other systems;

•	our inability to penetrate, or adapt to requirements of, international markets, including our inability to obtain or maintain the required licenses to operate in certain international markets;

•	our inability to enter into automatically renewing contracts with our subscribers or increase subscription prices;

•	the decisions by our subscribers to move the hosting of their Internet sites and web infrastructure to their own IT systems, into co-location facilities or to our competitors if we are unable to effectively market the scalability of our solutions;

•	subscriber dissatisfaction causing our existing subscribers to stop referring prospective subscribers to us; and

•	perceived or actual security, integrity, reliability, quality or compatibility problems with our solutions, including related to unscheduled downtime, outages or network security breaches.

A substantial amount of our revenue growth historically has been derived from increased sales of products and services to existing subscribers and from introductory subscriptions renewing at regular rates. Our costs associated with increasing revenue from existing subscribers are generally lower than costs associated with generating revenue from new subscribers. Therefore, a reduction in the rate of revenue increase from our existing subscribers, even if offset by an increase in revenue from new subscribers, could reduce our operating margins, and any failure by us to continue to attract and acquire new subscribers or increase our revenue from existing subscribers could have a material adverse effect on our operating results.

We expect to leverage our marketing strategy for Constant Contact’s products and services if we complete the Acquisition, but our strategy may not be as successful for Constant Contact’s products and services as we expect. In particular, Constant Contact’s strong brand awareness may be diminished if we reduce or discontinue television and radio advertising in order to pursue the more targeted or success-based marketing methods we typically use for the rest of our business. If this occurs, we may not acquire new Constant Contact customers at the rate that we expect or we may need to incur higher than anticipated marketing expenses to acquire new Constant Contact customers, which could have a material adverse effect on our operating results.

The rate of growth of the SMB market for our solutions could be significantly lower than our estimates. If demand for our products and services does not meet expectations, our ability to generate revenue and meet our financial targets could be adversely affected.

Although we expect continued demand in the SMB market for our cloud-based solutions and online marketing tools, it is possible that the rate of growth may not meet our expectations, or the market may not continue to grow at all, either of which would adversely affect our business. Our expectations for future revenue growth are based in part on assumptions reflecting our industry knowledge and experience serving SMBs, as well as our assumptions regarding demographic shifts, growth in the availability and capacity of Internet infrastructure internationally and macroeconomic conditions. If any of these assumptions proves to be inaccurate, then our actual revenue growth could be significantly lower than our expected revenue growth.

Our ability to compete successfully depends on our ability to offer an integrated and comprehensive suite of products and services that enable our diverse base of subscribers to establish, manage and grow their businesses. Our web presence and commerce offerings are predicated on the assumption that an online presence is, and will continue to be, an important factor in our subscribers’ abilities to establish, expand, manage and monetize their businesses quickly, easily and affordably. If we are incorrect in this assumption, for example due to the introduction of a new technology or industry standard that supersedes the importance of an online presence or renders our existing or future solutions obsolete, then our ability to retain existing subscribers and attract new subscribers could be adversely affected, which could harm our ability to generate revenue and meet our financial targets.

Our business and operations have experienced rapid growth and organizational change in recent years, which has placed, and will continue to place, significant demands on our management and infrastructure, especially our billing systems and operational infrastructure. We have also made significant investments to support our growth strategy, which may not succeed. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service, produce accurate financial statements and other disclosures on a timely basis or address competitive challenges adequately.

As a result of acquisitions and internal growth, we increased our revenue from $520.3 million in the year ended December 31, 2013 to $629.8 million in the year ended December 31, 2014. After giving effect to the Transactions on a pro forma basis, our revenue was $960.9 million in the year ended December 31, 2014 and $819.7 million for the nine months ended September 30, 2015.

Our growth has placed, and will continue to place, a significant strain on our managerial, engineering, network operations and security, sales and support, marketing, legal, compliance, finance and other resources. In particular, our growth has placed, and will continue to place, a significant strain on our ability to maintain effective internal financial and accounting controls and procedures. For example, as a result of our acquisitions, we have acquired multiple billing systems that we are in the process of integrating, and we may acquire and integrate additional billing systems with future acquisitions. Any delays or other challenges associated with billing system build-outs or integrations could lead to inaccurate disclosure, which could prevent us from producing accurate financial statements on a timely basis and harm our operating results, our ability to operate our business and our investors’ view of us. In addition, we have identified in the past, and may in the future identify, errors in our systems, including the business intelligence system, which we use to generate certain operational and performance metrics. For example, in the third quarter of 2015, we identified errors in our business intelligence system that impacted three of our performance metrics, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below. Our operational and performance metrics, which we voluntarily disclose, historically have not been subject to the same level of reporting controls as our financial statements and other financial information required to be disclosed. We are working to improve our controls for these operational and performance metrics, but there can be no assurance that we will be able to develop sufficient controls for these metrics, which may result in a decision to no longer report one or more of these metrics or in further errors occurring in our disclosures of these metrics. Errors of this type could result in inaccurate disclosures, negatively impact our business decisions and harm investors’ view of us.

In addition, as a result of our growth, the increase in the number of our total subscribers has required us to invest in and improve the security, scale and flexibility of our infrastructure and information technology systems, and the increase in the number of payment transactions that we process for our subscribers has increased the amount of customer data that we store. Any loss of data or disruption in our ability to provide our product offerings due to disruptions to, or the inflexibility or lack of scale of, our infrastructure or information technology systems could harm our business or our reputation.

We have also made significant investments in our growth strategy, which may not succeed. For example, we have incurred significant expenses relating to our increased investments in product marketing and other marketing efforts to acquire new subscribers and to sell additional products to existing subscribers, and we intend to continue investing in our product marketing and other marketing efforts. We have also incurred significant expenses and allocated significant resources, including finance, operational, legal and compliance resources, related to the growth and continued expansion of our international operations, and we expect that such expenses and resource allocation will increase in the future. If we do not achieve the benefits anticipated from these investments, or if the achievement of these benefits is delayed, our operating results may be adversely affected.

We intend to further expand our overall business, subscriber base, data center infrastructure, headcount and operations, both domestically and internationally with no assurance that our business or revenue will continue to grow. Creating an organization with expanded U.S. and overseas operations and managing a geographically dispersed workforce will require substantial management effort, the allocation of significant management resources and significant additional investment in our infrastructure, including our information technology, operational, financial and administrative infrastructure and systems. We will also have to continue to ensure that our operational, financial, compliance, risk and management controls and our reporting procedures are in effect throughout our organization, and make improvements as necessary. As such, we may be unable to manage our expenses effectively in the future, which may adversely affect our gross margins or operating expenses in any particular quarter. If we fail to manage our anticipated growth and organizational change in a manner that preserves the key aspects of our corporate culture, the quality of our solutions may suffer or fail to keep up with changes in the industry or technological developments, which could adversely affect our brands and reputation and harm our ability to retain and attract subscribers.

Our recent or potential future acquisitions, joint ventures and other strategic investments could be difficult to execute and integrate, divert the attention of key personnel, disrupt our business, dilute stockholder value and impair our financial results. We may not be able to complete anticipated acquisitions and may not realize the expected benefits from our acquisitions, joint ventures or other strategic investments that we have completed or may complete in the future.

Acquisitions are an important component of our growth strategy. We have in the past acquired, and expect in the future to acquire, businesses and assets of other companies to increase our growth, enhance our ability to compete in our core markets or allow us to enter new markets. We also regularly make strategic investments in, and enter into joint ventures with, third parties. These arrangements are typically with small companies focused on developing products that we believe may serve as effective new gateways to acquire new subscribers or that may appeal to our existing subscriber base. Our ability to execute these transactions depends on a number of factors, including the availability of target companies at prices and on terms acceptable to us, our ability to obtain the necessary equity, debt or other financing, and regulatory constraints. Our inability to complete anticipated acquisitions, joint ventures or strategic investments for these or other reasons may negatively impact our ability to achieve our long term growth targets.

In addition, these transactions involve numerous risks, any of which could harm our business, including:

•	difficulties or delays in integrating the technologies, products, operations, billing systems, personnel or operations of an acquired business and realizing the anticipated benefits of the combined businesses;

•	reliance on third parties for transition services prior to subscriber migration or difficulties in supporting and migrating acquired subscribers, if any, to our platform, causing potential loss of such subscribers and damage to our reputation;

•	disruption of our ongoing business and diversion of financial, management, operations and customer support resources from existing operations;

•	difficulties in applying our controls and risk management and compliance policies and practices to acquired companies;

•	integration and support of redundant solutions or solutions that are outside of our core capabilities;

•	the incurrence of additional debt in order to fund an acquisition, or assumption of debt or other liabilities, including litigation risk or risks associated with other unforeseen or undisclosed liabilities, of the acquired company, or exposure to successor liability for any legal violations of the acquired company;

•	to the extent an acquired company has a corporate culture or compensation arrangement different from ours, difficulty assimilating or integrating the acquired organization and its talent, which could lead to morale issues, increased turnover and lower productivity than anticipated, and could also adversely affect the culture of our existing organization;

•	the price we pay, or other resources that we devote, may exceed the value we realize, or the value we could have realized if we had allocated the purchase price or other resources to another opportunity, or unanticipated costs associated with pursuing acquisitions;

•	potential loss of an acquired business’ strategic alliances and key employees, including those employees who depart prior to transferring to us, or without otherwise documenting, knowledge and information that are important to the efficient operation of the acquired business;

•	potential deployment by an acquired company of its top talent to other of its business units prior to our acquisition if we do not acquire the entirety of an acquired company’s stock or assets;

•	difficulties associated with governance, management and control matters in majority or minority investments and risk of loss of all or a substantial portion of our investment;

•	disruption of our business due to sellers, former employees, contractors or third-party service providers of an acquired company or business misappropriating our intellectual property, violating non-competition agreements, or otherwise causing harm to our company;

•	adverse tax consequences, including exposure of our entire business to taxation in additional jurisdictions, exposure to substantial penalties, fees and costs if an acquired company failed to comply, or is alleged by regulatory authorities to have failed to comply, with relevant tax rules and regulations prior to our acquisition, or substantial depreciation or deferred compensation charges; and

•	accounting effects, including recognition of net losses of the acquired company, potential impairment charges related to long-lived assets and goodwill and other intangible assets and requirements that we record deferred revenue at fair value.

We rely heavily on the representations and warranties provided to us by the sellers in our acquisitions, including as they relate to creation, ownership and rights in intellectual property, existence of open source software and compliance with laws and contractual requirements. If any of these representations and warranties are inaccurate or breached, we may incur liability for which there may not be adequate recourse against such sellers, in part due to contractual time limitations and limitations of liability, or we may need to pursue costly litigation against the sellers. We may also incur expenses related to completing acquisitions, or in evaluating potential acquisitions or technologies, which may adversely affect our profitability. In addition, if we finance acquisitions by issuing equity securities, our existing stockholders may be diluted.

If we fail to properly conduct due diligence efforts, evaluate acquisitions or investments or identify liabilities or challenges associated with the companies, businesses or technologies we acquire, we may not achieve the anticipated benefits of any such acquisitions and we may incur costs in excess of what we anticipate. The failure to successfully evaluate and execute acquisitions or investments or otherwise adequately address these risks could materially harm our business and financial results.

The international nature of our business and our continued international expansion expose us to business risks that could limit the effectiveness of our growth strategy and cause our operating results to suffer.

We currently maintain offices and conduct operations primarily in the United States, Brazil, India, Israel and the United Kingdom and have third-party support arrangements in India, the Philippines and China. In addition, we have localized versions of our Bluehost and HostGator sites targeted to customers in several countries, including Brazil, Russia, India, China, Turkey and Mexico. We intend to continue to expand our international operations, including through mergers and acquisitions.

Any international expansion efforts that we undertake may not be successful. In addition, conducting operations in international markets or establishing international locations subjects us to new risks that we have not generally faced in the United States. These risks include:

•	localization of the marketing and deployment of our solutions, including translation into foreign languages and adaptation for local practices and regulatory requirements;

•	lack of familiarity with, burdens of, and increased expense relating to, complying with foreign laws, legal standards, regulatory requirements, tariffs and other barriers, some of which may favor local competitors, including laws related to employment or labor, laws regarding liability of online service providers for activities of subscribers, such as defamation, infringement or other illegal activities, and more stringent laws in foreign jurisdictions relating to the privacy and protection of personal data, as well as potential damage to our reputation as a result of our compliance or non-compliance with such requirements;

•	difficulties in identifying and managing local staff, systems integrators, technology partners, and other third-party vendors and service providers;

•	diversion of our management’s attention and resources to explore, negotiate, or close acquisitions and to integrate, staff and manage geographically remote operations and employees;

•	longer than expected lead times for, or the failure of, an SMB market for our solutions to develop in the countries and regions in which we are opening offices and conducting operations;

•	our inability to effectively market our solutions to SMBs due to our failure to adapt to local cultural norms, technology standards, billing and collection standards or pricing models;

•	differing technology practices and needs that we are not able to meet, including an increased demand from our international subscribers that our cloud-based solutions be easily accessible and operational on smartphones and tablets;

•	difficulties in collecting payments from subscribers or in automatically renewing their contracts with us, especially due to the more limited availability and popularity of credit cards in certain countries;

•	difficulties in attracting new subscribers, especially in developing countries and regions and those where the Internet infrastructure is still in its early stages;

•	greater difficulty in enforcing contracts, including our terms of service and other agreements;

•	management, communication and integration problems resulting from cultural or language differences and geographic dispersion;

•	sufficiency of qualified labor pools and greater influence of organized labor in various international markets;

•	competition from companies with international operations, including large international competitors and entrenched local companies;

•	changes in global currency systems or fluctuations in exchange rates that may increase the volatility of or adversely affect our foreign-based revenue;

•	compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, economic sanction laws and regulations, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or OFAC, export controls including the U.S. Commerce Department’s Export Administration Regulations and other U.S., non-U.S. and local laws and regulations regarding international and multi-national business operations;

•	potentially adverse tax consequences, including the complexities of foreign value added tax (or sales, use or other tax) systems, our inadvertent failure to comply with all relevant foreign tax rules and regulations due to our lack of familiarity with the jurisdiction’s tax laws, and restrictions and withholdings on the repatriation of earnings;

•	uncertain political and economic climates; and

•	reduced or varied protection for intellectual property rights in some countries.

These factors have caused our international costs of doing business to exceed our comparable domestic costs and have caused the time and expense required to close our international acquisitions to exceed our comparable domestic costs. A negative impact from our international business efforts could adversely affect our business, operating results and financial condition as a whole.

In addition, our ability to expand internationally and attract and retain non-U.S. subscribers may be adversely affected by concerns about the extent to which U.S. governmental and law enforcement agencies may obtain data under the Foreign Intelligence Surveillance Act and Patriot Act and similar laws and regulations. Such non-U.S. subscribers may decide that the privacy risks of storing data with a U.S.-based company outweigh the benefits and opt to seek solutions from a company based outside of the United States. In addition, certain foreign governments are beginning to require local storage of their citizens’ data. If we become subject to such requirements, it may require us to increase the number of non-U.S. data centers or servers we maintain, increase our costs or adversely affect our ability to attract, retain or cost-effectively serve non-U.S. subscribers.

We have experienced system, software, Internet, data center and customer support center failures and have not yet implemented a complete disaster recovery plan, and any interruptions, delays or failures in our services could harm our reputation, cause our subscribers to seek reimbursement for services paid for and not received, cause our subscribers to stop referring new subscribers to us, or cause our subscribers to seek to replace us as a provider of their cloud-based and online marketing solutions.

We must be able to operate our applications and systems without interruption. Since our ability to retain and attract subscribers depends on the performance, reliability and availability of our services, as well as in the delivery of our products and services to subscribers, even minor interruptions in our service or losses of data could harm our reputation. Our applications, network, systems, equipment, power supplies, customer support centers and data centers are subject to various points of failure, including:

•	human error or accidents;

•	power loss;

•	equipment failure;

•	Internet connectivity downtime;

•	improper building maintenance by the landlords of the buildings in which our co-located data centers are located;

•	physical or electronic security breaches (see also “ —Security and privacy breaches may harm our business”);

•	computer viruses;

•	fire, hurricane, flood, earthquake, tornado and other natural disasters;

•	water damage;

•	terrorism;

•	intentional bad acts, such as sabotage and vandalism;

•	pandemics; and

•	failure by us or our vendors to provide adequate service to our equipment.

We have experienced system failures, delays and periodic interruptions in service, or outages, due to factors including power and network equipment failures; storage system failures; power outages; and network configuration failures. In addition, because our cloud-based platform is complex, we have experienced outages when new versions, enhancements and updates to applications, software or systems are released by us or third parties.

We will likely experience future outages that disrupt the operation of our solutions and harm our business due to factors such as these or other factors, including the accidental or intentional actions of Internet users, current and former employees and others; cooling equipment failures; other computer failures; or other factors not currently known to us or that we consider immaterial. While we have experienced increases in subscriber cancellations and decreases in our Net Promoter Scores, a customer satisfaction metric developed by Bain & Company, following such outages in the past, we cannot be certain these outcomes are entirely attributable to the outages, and we do not believe that such outages have had a material effect on our business, financial condition or results of operations.

Our systems are not fully redundant, and we have not yet implemented a complete disaster recovery plan or business continuity plan. Although the redundancies we do have in place will permit us to respond, at least to some degree, to failures of applications and systems, our data centers are vulnerable in the event of failure. Most of our subscribers are hosted across six U.S.-based data centers, one of which is owned by us and the rest of which are co-located. Our owned data center hosts approximately 40% of our subscribers (excluding Constant Contact customers). Accordingly, any failure or downtime in these data center facilities would affect a significant percentage of our subscribers. We do not yet have adequate structures or systems in place to recover from a data center’s severe impairment or total destruction, and recovery from the total destruction or severe impairment of any of these data centers would be extremely difficult and may not be possible at all. Closing any of these data centers without adequate notice could result in lengthy, if not permanent, interruptions in the availability of our solutions and loss of vast amounts of subscriber data.

Our data centers are also susceptible to impairment resulting from electrical power outages due to the amount of power and cooling they require to operate. Since we rely on third parties to provide our data centers with power sufficient to meet our needs, we cannot control whether our data centers will have an adequate amount of electrical resources necessary to meet our subscriber requirements. We attempt to limit exposure to system downtime due to power outages by using backup generators and power supplies. However, these protections may not limit our exposure to power shortages or outages entirely. We also rely on third parties to provide Internet connectivity to our data centers and any discontinuation or disruption to our connectivity could affect our ability to provide services to our subscribers.

Our customer support centers are also vulnerable in the event of failure caused by total destruction or severe impairment. When calling our customer support services, most of our subscribers reach our customer support teams located in one of our six U.S.-based call centers. Our teams in each call center are trained to provide support services for a discrete subset of our brands, and they do not currently have complete capability to route calls from one call center to another call center. Accordingly, if any one of these call centers were to become non-operational due to severe impairment or total destruction, our ability to re-route calls to operational call centers or to provide customer support services to any subscribers of the brand or brands that the non-operational call center had formerly managed would be compromised. A significant portion of our email and chat-based customer support is provided by an India-based support team, which is employed by a third-party service provider. Although our email and chat-based customer support can be re-routed to our own centers, a disruption at our India customer support center could adversely affect our business.

Any of these events could materially increase our expenses or reduce our revenue, damage our reputation, cause our subscribers to seek reimbursement for services paid for and not received, cause our subscribers to stop referring new subscribers to us, and cause us to lose current and potential subscribers, which would have a material adverse effect on our operating results and financial condition. Moreover, the property and business interruption insurance we carry may not have coverage adequate to compensate us fully for losses that may occur.

If we are unable to maintain a high level of subscriber satisfaction, demand for our solutions could suffer.

We believe that our future revenue growth depends on our ability to provide subscribers with quality service that meets our stated commitments, meets or exceeds our subscribers’ expectations and is conducive to our ability to continue to sell new solutions to existing subscribers. We are not always able to provide our subscribers with this level of service, and our subscribers occasionally encounter interruptions in service and other technical challenges, including as a result of outages or human error. If we are unable to provide subscribers with quality service, this may result in subscriber dissatisfaction, billing disputes and litigation, lower than expected renewal rates and impairments to our efforts to upsell to our subscribers, and we could face damage to our reputation, claims of loss, negative publicity or social media attention, decreased overall demand for our solutions and loss of revenue, any of which could have a negative effect on our business, financial condition and operating results.

In addition, we may from time to time fail to meet the needs of specific subscribers in order to best meet the service expectations of our overall subscriber base. For example, we may suspend a subscriber’s website when it breaches our terms of service, is harming other subscribers’ websites or disrupting servers supporting those websites, such as when a cyber criminal installs malware on a subscriber’s website without that subscriber’s authorization or knowledge. Although such service interruptions are not uncommon in a cloud-based or online environment, we risk subscriber dissatisfaction by interrupting one subscriber’s service to prevent further attacks on or data breaches for other subscribers, and this could damage our reputation and have an adverse effect on our business.

We face significant competition for our solutions in the SMB market, which we expect will continue to intensify and which could require us to reduce our selling prices. As a result of such competitive pressures, we may not be able to maintain or improve our competitive position or market share.

The SMB market for cloud-based technologies and online marketing tools is highly competitive and constantly evolving. We expect competition to increase from existing competitors, who are also expanding the variety of solution-based services that they offer to SMBs, as well as potential new market entrants and competitors that may form strategic alliances with other competitors. Some of our competitors may have greater resources, more brand recognition and consumer awareness, more diversified product offerings, greater international scope and larger subscriber bases than we do. As a result, we may not be able to compete successfully against them. If these companies decide to devote greater resources to the development, promotion and sale of their products and services, if the products and services offered by these companies are more attractive to or better meet the evolving needs of SMBs, or if these companies respond more quickly to changing technologies, greater numbers of SMBs may choose to use these competitors for creating an online presence and as a general platform for running online business operations. There are also relatively few barriers to entry in this market, especially for providers of niche services, which often have low capital and operating expenses and the ability to quickly bring products to market that meet specific subscriber needs. Accordingly, as this market continues to develop, we expect the number of competitors to increase. The continued entry of competitors into the markets for cloud-based technologies and online marketing tools, and the rapid growth of some competitors that have already entered these markets, may make it difficult for us to maintain our market position.

In addition, in an attempt to gain market share, competitors may offer aggressive price discounts or alternative pricing models, such as so-called “freemium” pricing in which a basic offering is provided for free with advanced features provided for a fee, on the services they offer, bundle several services at reduced prices, or increase commissions paid to their referral sources. These pricing pressures may require us to match these discounts and commissions in order to remain competitive, which would reduce our margins or cause us to fail to attract new subscribers that decide to purchase the discounted service offerings of our competitors. As a result of these factors, it is difficult to predict whether we will be able to maintain our average selling prices, pricing models and commissions paid to our referral sources. If we reduce our selling prices, alter our pricing models or increase commissions paid to our referral sources, it may become increasingly difficult for us to compete successfully, our profitability may be harmed and our operating results could be adversely affected.

We must keep up with rapid and ongoing technological change, marketing trends and shifts in consumer demand to remain competitive in a rapidly evolving industry.

The cloud-based technology and online marketing tool industries are characterized by rapid and ongoing technological change, frequent new product and service introductions and evolving industry standards. Our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our solutions to evolving industry standards and consumer needs and to improve the performance and reliability of our applications and services. We must anticipate subscriber needs, commit significant resources to anticipating those needs and offer solutions that meet changing subscriber demands quickly and effectively. We may fail to accurately predict market demand or subscriber preferences, or subscribers may require features and functionality that our current applications and services do not have or that our platform is not able to support. If we fail to develop solutions that satisfy subscriber preferences in a timely and cost-effective manner, our ability to retain existing subscribers and attract new subscribers will be adversely affected, our competitive position will be impaired and we may not achieve our anticipated revenue growth. In order to develop new solutions or enhancements to existing solutions that satisfy subscriber preferences, we may be required to incur significant technology, development, marketing and other expenses, and our revenue and operating results may be adversely affected.

In addition, the manner in which we market to our subscribers and potential subscribers must keep pace with technological change, marketing trends and shifts in how our solutions are found, purchased and used by subscribers and potential subscribers. For example, application marketplaces, mobile platforms and new search engines and search methods are changing the way in which consumers find, purchase and use our solutions. If we are not able to take advantage of such technologies or anticipate such trends, if existing technologies or systems, such as the domain name system which directs traffic on the Internet, become obsolete, or if we fail to anticipate and manage technologies that prevent or harm our offerings, such as technology intended to block email marketing, we may be unable to continue to attract new subscribers or sell additional solutions to our existing subscribers.

Our future success will depend on our ability to continue to identify and partner with or acquire third parties who offer and are able to adapt to new technologies and to develop compelling and innovative solutions that can be integrated with our platform and brought to market. If we or our third-party partners are unable to adapt to rapidly changing technologies and develop solutions that meet subscriber requirements, our revenue and operating results may be adversely affected.

If the delivery of Constant Contact’s customers’ emails is limited or blocked or its customers’ emails are directed to an alternate or “tabbed” section of the recipient’s inbox, customers may cancel their accounts.

Internet Service Providers, or ISPs, can block emails from reaching the intended recipients. While Constant Contact continually improves its own technology and works closely with ISPs to maintain its deliverability rates, the implementation of new or more restrictive policies by ISPs may make it more difficult to deliver its customers’ emails. In addition, some ISPs have started to categorize as “promotional” emails that originate from email service providers and, as a result, direct them to an alternate or “tabbed” section of the recipient’s inbox. If ISPs materially limit or halt the delivery of Constant Contact’s customers’ emails, or if Constant Contact fails to deliver its customers’ emails in a manner compatible with ISPs’ email handling or authentication technologies or other policies, or if the open rates of its customers’ emails are negatively impacted by the actions of ISPs to categorize emails, then customers may question the effectiveness of Constant Contact’s products and cancel their accounts. This, in turn, could harm Constant Contact’s business and financial performance.

Security and privacy breaches may harm our business.

We store and transmit large amounts of sensitive, confidential, personal and proprietary information, including payment card information. Any security breach, virus, accident, employee error, criminal activity or malfeasance, fraudulent service plan order, impersonation scam perpetrated against us, intentional misconduct by cyber criminals or similar intrusion, breach or disruption could result in unauthorized access, usage or disclosure, or loss of, confidential information, damage to our platform, as well as interruptions, delays or cessation of service to our subscribers, each of which may cause damage to our reputation and result in increased security costs, litigation, regulatory investigations or other liabilities. The risk that these types of events could seriously harm our business is likely to increase as we expand the number of technology solutions and services that we offer and expand our operations in foreign countries.

In addition, many states and countries in which we have subscribers have enacted regulations requiring us to notify subscribers in the event that certain subscriber information is accessed, or believed to have been accessed, without authorization, and in some cases also develop proscriptive policies to protect against such unauthorized access. Such notifications can result in private causes of action being filed against us. Should we experience a loss of protected data, efforts to enhance controls, assure compliance and address penalties imposed by such regulatory regimes could increase our costs.

Organizations generally, and Internet-based organizations in particular, remain vulnerable to highly targeted attacks aimed at exploiting network and system applications or weaknesses. Techniques used to obtain unauthorized access to, or to sabotage, networks and systems often are not recognized until launched against a target. Cyber criminals are increasingly using powerful new tactics including evasive applications, proxies, tunneling, encryption techniques, vulnerability exploits, buffer overflows, distributed denial of service attacks, or DDoS attacks, botnets and port scans. For example, we and Constant Contact are frequently the targets of DDoS attacks in which attackers attempt to block subscribers’ access to our websites. If we are unable to avert a DDoS or other attack for any significant period, we could sustain substantial revenue loss from lost sales and subscriber dissatisfaction. We may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks. Moreover, we may not be able to immediately detect that such an attack has been launched, if, for example, unauthorized access to our systems was obtained without our knowledge in preparation for an attack contemplated to commence in the future. Cyber attacks may target us, our subscribers, our partners, banks, credit card processors, delivery services, e-commerce in general or the communication infrastructure on which we depend.

Our support agents are often targeted by, and may be vulnerable to, e-mail scams, phishing, social media or similar attacks, as well as social engineering tactics used to perpetrate fraud. We have experienced and may in the future experience security attacks that cause our support agents to divulge confidential information about us or our subscribers, or to introduce viruses, worms or other malicious software programs onto their computers, allowing the perpetrators to, among other things, gain access to our systems or our subscribers’ accounts. Our subscribers may also use weak passwords, accidentally disclose their passwords or store them on a mobile device that is lost or stolen, or otherwise compromise the security of their data, creating the perception that our systems are not secure against third-party access. In addition, if third parties with which we work, such as vendors or developers, violate applicable laws or our policies, such violations may also put our information and our subscribers’ information at risk and could in turn have an adverse effect on our business and reputation.

If an actual or perceived security breach occurs, the market’s perception of our security measures could be harmed and we could lose sales and current and potential subscribers. We might also be required to expend significant capital and resources to investigate, protect against or address these problems. Any significant violations of data privacy could result in the loss of business, litigation and regulatory investigations and penalties that could damage our reputation and adversely affect our operating results and financial condition. Furthermore, if a high profile security breach occurs with respect to another provider of cloud-based technologies or online marketing tools, our subscribers and potential subscribers may lose trust in the security of these business models generally, which could harm our ability to retain existing subscribers or attract new ones. We cannot guarantee that our backup systems, regular data backups, security protocols, network protection mechanisms and other procedures currently in place, or that may be in place in the future, will be adequate to prevent network and service interruption, system failure, damage to one or more of our systems or data loss in the event of a security breach or attack on our network.

The success of Constant Contact’s email marketing product depends on the continued growth and acceptance of email as a communications tool and the related expansion and reliability of the Internet infrastructure. If consumers do not continue to use email or alternative communications tools gain popularity, such as social media or text messaging, demand for this email marketing product may decline.

The future success of Constant Contact’s email marketing product depends on the continued and widespread adoption of email as a primary means of communication. Security problems such as “viruses,” “worms” and other malicious programs or reliability issues arising from outages and damage to the Internet infrastructure could create the perception that email is not a safe and reliable means of communication, which would discourage businesses and consumers from using email. Use of email by businesses and consumers also depends on the ability of ISPs to prevent unsolicited bulk email, or “spam,” from overwhelming consumers’ inboxes. In recent years, ISPs have developed new technologies to filter unwanted messages before they reach users’ inboxes. In response, spammers have employed more sophisticated techniques to reach consumers’ inboxes. Although companies in the anti-spam industry have started to address the techniques used by spammers, if security problems become widespread or frequent or if ISPs cannot effectively control spam, the use of email as a means of communication may decline as consumers find alternative ways to communicate. In addition, if alternative communications tools, such as social media or text messaging, gain widespread acceptance, the need for email may lessen. Any decrease in the use of email would reduce demand for Constant Contact’s email marketing product and harm our business.

If we do not maintain a low rate of credit card chargebacks and protect against breach of the credit card information we store, we will face the prospect of financial penalties and could lose our ability to accept credit card payments from subscribers, which would have a material adverse effect on our business, financial condition and operating results.

A majority of our revenue is processed through credit card transactions. Under current credit card industry practices, we are liable for fraudulent and disputed credit card transactions because we do not obtain the cardholder’s signature at the time of the transaction, even though the financial institution issuing the credit card may have authorized the transaction. Although we focus on keeping our rate of credit card refunds and chargebacks low, if our refunds or chargebacks increase, our credit card processors could require us to maintain or increase reserves, terminate their contracts with us or decline to serve as credit card processors for new joint ventures or brands, which would have an adverse effect on our financial condition.

We could also incur significant fines or lose our ability to give subscribers the option of using credit cards to fund their payments or pay their fees to us if we fail to follow payment card industry data security standards, even if there is no compromise of subscriber information. Although we believe we are in compliance with payment card industry data security standards and do not believe that there has been a compromise of subscriber information, we have not always been in full compliance with these standards. Accordingly, we could be fined, or our services could be suspended, for such failure to comply with payment card industry data security standards, which would cause us to not be able to process payments using credit cards. If we are unable to accept credit card payments, our financial condition, results of operations and cash flows would be adversely affected.

Our failure to limit fraudulent transactions conducted on our websites, such as through the use of stolen credit card numbers, could also subject us to liability or require us to increase reserves with our credit card processors. Under credit card association rules, penalties may be imposed at the discretion of the association. Any such potential penalties would be imposed on our credit card processor by the association. Under our contract with our processor, we are required to reimburse our processor for such penalties. Our current level of fraud protection, based on our fraudulent and disputed credit card transaction history, is within the guidelines established by the credit card associations. However, we face the risk that we may fail to maintain an adequate level of fraud protection or that one or more credit card associations may, at any time, assess penalties against us or terminate our ability to accept credit card payments from subscribers, which would have a material adverse effect on our business, financial condition and operating results.

In addition, we could be liable if there is a breach of the credit card or other payment information we store. Online commerce and communications depend on the secure transmission of confidential information over public networks. We rely on encryption and authentication technology that we have developed internally, as well as technology that we license from third parties, to provide security and authentication for the transmission of confidential information, including subscriber credit card numbers. However, we cannot ensure that this technology can prevent breaches of the systems that we use to protect subscriber credit card data. Although we maintain network security insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on reasonable terms, or at all. In addition, some of our third-party partners also collect information from transactions with our customers, and we may be subject to litigation or our reputation may be harmed if our partners fail to protect our subscribers’ information or if they use it in a manner that is inconsistent with our practices.

Data breaches can also occur as a result of non-technical issues. Under our contracts with our card processors, if there is unauthorized access to, or disclosure of, credit card information that we store, we could be liable to the credit card issuing banks for their cost of issuing new cards and related expenses.

Our growing operations in India, use of an India-based service provider and India-based workforce may expose us to risks that could have an adverse effect on our costs of operations and harm our business.

We currently use India-based third-party service providers to provide certain outsourced services to support our U.S.-based operations, including email- and chat-based customer and technical support, billing support, network monitoring and engineering and development services. As our operations grow, we expect to increase our use of these and other India-based outsourced service providers. Although there are cost advantages to operating in India, significant growth in the technology sector in India has increased competition to attract and retain skilled employees and has led to a commensurate increase in compensation costs. In the future, we or our third-party service providers may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure in India. In addition, we employ our own India-based workforce. Our use of a workforce in India exposes us to disruptions in the business, political and economic environment in that region. Our operations in India require us to comply with local laws and regulatory requirements, which are complex and burdensome and of which we may not always be aware, and expose us to foreign currency exchange rate risk. Our Indian operations may also subject us to trade restrictions, reduced or inadequate protection for intellectual property rights, security breaches and other factors that may adversely affect our business. Negative developments in any of these areas could increase our costs of operations or otherwise harm our business.

We have a history of losses and may not be able to maintain profitability.

We have had a net loss in each year since inception through 2014. We had a net loss of $159.2 million for fiscal year 2013 and a net loss of $42.8 million for fiscal year 2014 and we may incur losses in the future. In connection with our acquisitions, we have recorded long-lived assets at fair value. We record amortization expense in each reporting period related to the long-lived assets, which impacts the amount of net loss or income we record in each reporting period.

We do not know if we will be able to achieve and maintain profitability in the near future or at all. We have made and expect to continue to make significant expenditures to develop and expand our business. Our recent growth in revenue and number of subscribers may not be sustainable, and our revenue may be insufficient to maintain profitability. We may incur significant losses in the future for a number of reasons, including interest expense related to our substantial indebtedness, and the other risks described in this report, and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown events.

We may need additional equity, debt or other financing in the future, which we may not be able to obtain on acceptable terms, or at all, and any additional financing may result in restrictions on our operations or substantial dilution to our stockholders.

We may need to raise funds in the future, for example, to develop new technologies, expand our business, respond to competitive pressures, acquire businesses, or respond to unanticipated situations. We may try to raise additional funds through public or private financings, strategic relationships or other arrangements. Although our credit agreement limits our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and our credit agreement may be amended with the consent of our lenders.

Our ability to obtain debt or equity funding will depend on a number of factors, including market conditions, interest rates, our operating performance and investor interest. Additional funding may not be available to us on acceptable terms or at all. If adequate funds are not available, we may be required to reduce expenditures, including curtailing our growth strategies, foregoing acquisitions or reducing our product development efforts. If we succeed in raising additional funds through the issuance of equity or convertible securities, then the issuance could result in substantial dilution to existing stockholders. If we raise additional funds through the issuance of debt securities or preferred stock, these new securities would have rights, preferences and privileges senior to those of the holders of our common stock. In addition, any preferred equity issuance or debt financing that we may obtain in the future could have restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Further, to the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described elsewhere in this report, including our possible inability to service our debt, would increase.

Our business depends on establishing and maintaining strong brands. If we are not able to effectively promote our brands, or if the reputation of our brands is damaged, our ability to expand our subscriber base will be impaired and our business and operating results will be harmed.

We market our solutions through various brands, including Bluehost, HostGator, iPage, Domain.com, A Small Orange, MOJO Marketplace, BigRock, ResellerClub, and, following consummation of the Acquisition, Constant Contact and SinglePlatform, among others.

We believe that establishing and maintaining our brands is critical to our efforts to expand our subscriber base. If we do not continue to build awareness of our brands, we could be placed at a competitive disadvantage to companies whose brands are, or become, more recognizable than ours. To attract and retain subscribers and to promote and maintain our brands in response to competitive pressures, we may have to substantially increase our financial commitment to creating and maintaining distinct brand loyalty among subscribers or eliminate certain of our brands. If subscribers, as well as our third-party referral marketing, distribution and reseller partners, do not perceive our existing solutions to be reliable and of high quality, if we introduce new services or enter into new business ventures that are not favorably received by such parties, or if our brands become associated with any fraudulent or deceptive conduct on the part of our subscribers, the value of our brands could be diminished, thereby decreasing the attractiveness of our solutions to such parties. As a result, our operating results may be adversely affected by decreased brand recognition and harm to our reputation.

Our success depends in part on our strategic relationships and joint ventures or other alliances with third parties on whom we rely to acquire subscribers and to offer solutions to our subscribers and from which we license intellectual property to develop our own solutions.

In order to expand our business, we plan to continue to rely on third-party relationships and alliances, such as with referrers and promoters of our brands and solutions, as well as with our providers of solutions and services that we offer to subscribers. Identifying, negotiating, documenting and managing relationships with third parties in certain cases requires significant time and resources, and it is possible that we may not be able to devote the time and resources we expect to such relationships. Integrating and customizing third parties’ solutions with our platform also requires us to expend significant time and resources to ensure that each respective solution works with our platform, as well as with our other products and services. If any of the third parties on which we rely fails to perform as expected, breaches or terminates their agreement with us, or becomes engaged in a dispute with us, our reputation could be adversely affected and our business could be harmed.

We rely on third-party referral partners to acquire subscribers. If our third-party referral partners fail to promote our brands or to refer new subscribers to us, fail to comply with regulations, are forced to change their marketing efforts in response to new or existing regulations or cease to be viewed as credible sources of information by our potential subscribers, we may face decreased demand for our solutions and loss of revenue. Our third-party reseller partners purchase our solutions and resell them to their customer bases. These partners have the direct contractual relationships with our ultimate subscribers and, therefore, we risk the loss of both our third-party partners and their customers if our services fail to meet expectations or if our partners fail to perform their obligations or deliver the level of service to the ultimate subscriber that we expect.

Our ability to offer domain name services to our subscribers depends on certain third-party relationships. For example, certain of our subsidiaries are accredited by ICANN and various other registries as a domain name registrar. If we fail to comply with domain name registry requirements or if domain name registry requirements change, we could lose our accreditation, be required to increase our expenditures, comply with additional requirements or alter our service offerings, any of which could have a material adverse effect on our business, financial condition or results of operations.

We also have relationships with product partners whose solutions, including site builders, shopping carts and security tools, we offer to our subscribers. A majority of our offerings are provided by third parties. We may be unable to continue our relationship with any of these partners if, for example, they decline to continue to work with us or are acquired by third parties. In such an event, we may not be able to continue to offer these third-party tools to our subscribers or we may be forced to find an alternative that may be inferior to the solution that we had previously offered, which could harm our business and our operating results.

We also rely on software licensed from or hosted by third parties to offer our solutions to our subscribers. In addition, we may need to obtain future licenses from third parties to use intellectual property associated with the development of our solutions, which might not be available to us on acceptable terms, or at all. Any loss of the right to use any software or other intellectual property required for the development and maintenance of our solutions could result in delays in the provision of our solutions until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated. Any errors or defects in third-party software could result in errors or a failure of our solutions which could harm our business and operating results. Further, we cannot be certain that the owners’ rights in their technologies will not be challenged, invalidated or circumvented.

Constant Contact relies on some of its partners to create integrations with third-party applications and platforms used by Constant Contact’s customers. If Constant Contact fails to encourage its partners to create such integrations or if it does not adequately facilitate these integrations from a technology perspective, demand for its products could decrease, which would harm Constant Contact’s business and operating results.

We rely on a limited number of data centers to deliver most of our services. If we are unable to renew our data center agreements on favorable terms, or at all, our operating margins and profitability could be adversely affected and our business could be harmed. In addition, our recent purchase of our largest data center subjects us to potential costs and risks associated with real property ownership.

We currently serve most of our subscribers from four data center facilities located in Massachusetts (two), Texas and Utah. We own one of our data centers and occupy the remaining data centers pursuant to co-location service agreements with third-party data center facilities which have built and maintain the co-located data centers for us and other parties. Although we own the servers in these four data centers and engineer and architect the systems upon which our platform runs, we do not control the operation of the facilities we do not own.

The terms of our existing co-located data center agreements vary in length and expire over a period ranging from 2016 through 2018. The owners of these or our other co-located data centers have no obligation to continue such arrangements beyond their current terms, nor are they obligated to renew their agreements with us on terms acceptable to us, or at all.

Our existing co-located data center agreements may not provide us with adequate time to transfer operations to a new facility in the event of early termination or if we were unable to negotiate a short-term transition arrangement or renew these agreements on terms acceptable to us. If we were required to move our equipment to a new facility without adequate time to plan and prepare for such migration, we would face significant challenges due to the technical complexity, risk and high costs of the relocation. Any such migration would result in significant costs for us and significant downtime for large numbers of our subscribers. This could damage our reputation and cause us to lose current and potential subscribers, which would harm our operating results and financial condition.

If we are able to renew the agreements on our existing co-located data center facilities, we expect that the lease rates will be higher than those we pay under our existing agreements. If we fail to increase our revenue by amounts sufficient to offset any increases in lease rates for these facilities, our operating results may be materially and adversely affected.

We currently intend to continue to contract with third-party data center operators, but we could be forced to re-evaluate those plans depending on the availability and cost of data center facilities, the ability to influence and control certain design aspects of the data center, and economic conditions affecting the data center operator’s ability to add additional facilities.

With respect to the data center facility that we own, we are subject to risks, and may incur significant costs, related to our ownership of the facility and the land on which it is located, including costs or risks related to building repairs or upgrades and compliance with various federal, state and local laws applicable to real property owners, including environmental laws.

If our solutions and software contain serious errors or defects, then we may lose revenue and market acceptance and may incur costs to defend or settle claims.

Complex technology platforms, software applications and systems such as ours often contain errors or defects, such as errors in computer code or other systems errors, particularly when first introduced or when new versions, enhancements or updates are released. Because we also rely on third parties to develop many of our solutions, our products and services may contain additional errors or defects as a result of the integration of the third party’s product. Despite quality assurance measures, internal testing and beta testing by our subscribers, we cannot guarantee that our current and future solutions will not be free of serious defects, which could result in lost revenue or a delay in market acceptance. For example, in October 2014, we upgraded HostGator reseller servers with third-party software which conflicted with existing code. Certain resellers experienced website slowness as a result, with a subset of sites requiring additional database remediation.

Since our subscribers use our solutions to maintain an online presence for their business, errors, defects or other performance problems could result in damage to our subscribers and their businesses. They could elect to cancel or not to renew their agreements, delay or withhold payments to us, or seek significant compensation from us for the losses they or their businesses suffer. Although our subscriber agreements typically contain provisions designed to limit our exposure to certain claims, existing or future laws or unfavorable judicial decisions could negate or diminish these limitations. Even if not successful, a claim brought against us could be time-consuming and costly and could seriously damage our reputation in the marketplace, making it harder for us to acquire and retain subscribers.

Because we are required to recognize revenue for our subscription-based services over the term of the applicable subscriber agreement, changes in our sales may not be immediately reflected in our operating results. In addition, we may not have adequate reserves in the event that our historical levels of refunds increase, which could adversely affect our liquidity and profitability.

We recognize revenue from our subscribers ratably over the respective terms of their agreements with us in accordance with U.S. generally accepted accounting principles. These contracts are generally for service periods of up to 36 months. Accordingly, increases in sales during a particular period do not translate into corresponding increases in revenue during that same period, and a substantial portion of the revenue that we recognize during a quarter is derived from deferred revenue from our agreements with subscribers that we entered into during previous quarters. As a result, we may not generate net earnings despite substantial sales activity during a particular period, since we are not allowed under applicable accounting rules to recognize all of the revenue from these sales immediately, and because we are required to record a significant portion of our related operating expenses during that period. Conversely, the existence of substantial deferred revenue may prevent deteriorating sales activity from becoming immediately apparent in our reported operating results.

In connection with our domain registration services, as a registrar, we are required under our agreements with domain registries to prepay the domain registry for the term for which a domain is registered. We recognize this prepayment as an asset on our consolidated balance sheet and record domain revenue and the domain registration expense ratably over the term that a domain is registered. This cash payment to the domain registry may lead to fluctuations in our liquidity that is not immediately reflected in our operating results.

In addition, our standard terms of service permit our subscribers to seek refunds from us in certain instances, and we maintain reserves to provide such refunds. The amount of such reserves is based on the amount of refunds that we have provided in the past. If our actual level of refund claims exceeds our estimates and our refund reserves are not adequate to cover such claims, our liquidity or profitability could be adversely affected. Furthermore, if we experience an unexpected decline in our revenue, we may not be able to adjust spending in a timely manner to compensate for such shortfall, and any significant shortfall in revenue relative to planned expenditures could adversely affect our business and operating results.

We depend on the experience and expertise of our senior management team, and the loss of any member of our senior management team could have an adverse effect on our business, financial condition and operating results.

Our success and future performance depends in significant part upon the continued service of our senior management team, particularly Hari Ravichandran, our founder, president and chief executive officer. The members of our senior management team are not contractually obligated to remain employed by us. Accordingly, and in spite of our efforts to retain our senior management team with long-term equity incentives, any member of our senior management team could terminate his or her employment with us at any time and go to work for one of our competitors after the expiration of his or her non-compete period. The replacement of members of our senior management team likely would involve significant time and expense, and the loss of any member of our senior management team could significantly delay, prevent the achievement of or make it more difficult for us to pursue and execute on our business objectives, and could have an adverse effect on our business, financial condition and operating results.

Our growth will be adversely affected if we cannot continue to successfully retain, hire, train and manage our key employees.

Our ability to successfully pursue our growth strategy will depend on our ability to attract, retain and motivate key employees across our business. In particular, we are dependent on our platform and software engineers, those who manage our sales and service employees, and, as we grow internationally, those employees managing our operations outside of the United States. We face intense competition for these and other employees from numerous technology, software and manufacturing companies, and we cannot ensure that we will be able to attract, integrate or retain additional qualified employees in the future or at compensation levels consistent with our existing compensation and salary structure. In particular, candidates making employment decisions, particularly in high-technology industries, often consider the value of any equity they may receive in connection with their employment. As a result, any significant volatility in the market price of our common stock may adversely affect our ability to attract or retain highly skilled engineers and marketing personnel. In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them.

If we are unable to attract new employees and retain our current employees, we may not be able to develop and maintain our services at the same levels as our competitors, and we may therefore lose subscribers and market share. Our failure to attract and retain qualified individuals could have an adverse effect on our ability to execute on our business objectives and, as a result, our ability to compete could decrease, our operating results could suffer and our revenue could decrease.

We are subject to governmental regulation and other legal obligations, particularly related to privacy, data protection and information security, and we are subject to consumer protection laws that regulate our marketing practices and prohibit unfair or deceptive acts and practices. Our actual or perceived failure to comply with such obligations could harm our business. Compliance with such laws could also impair our efforts to maintain and expand our subscriber base and provide certain of our product offerings, and thereby decrease our revenue.

The U.S. Federal Trade Commission, or FTC, and various state and local governments and agencies regularly use their authority under laws prohibiting unfair and deceptive marketing and trade practices to investigate and penalize companies for practices related to the collection, use, handling, disclosure, and security of personal data of U.S. consumers. In addition, in connection with the marketing and advertisement of our products and services by us or our affiliates, we could be the target of claims relating to false or deceptive advertising or marketing practices, including under the auspices of the FTC and state consumer protection statutes.

In the European Union and in other jurisdictions outside of the United States, we could be the target of similar claims under consumer protection laws, regulation of cloud services, ecommerce and distance selling regulation, advertising regulation, unfair competition rules or similar legislation. Online digital services may be subject to increased scrutiny in the near future given their rapid growth in recent years. For example, on December 1, 2015, the UK Competition and Markets Authority, or the CMA, announced that it is conducting a review of compliance with UK consumer protection laws in the cloud storage sector. As part of that effort, the CMA contacted a number of cloud storage companies, including our UK subsidiary, JDI Backup Ltd., or JDI, requesting information be provided on a voluntary basis. The CMA’s review could result in enforcement action, requests for voluntary change in marketing and business practices and/or new guidance for the cloud storage industry, among others.

If we are found to have breached any consumer protection, ecommerce and distance selling, advertising, unfair competition laws or similar legislation in any country or any laws regulating cloud services, we may be subject to enforcement action that require us to change our business practices in a manner which may negatively impact revenue, as well litigation, fines and penalties and adverse publicity that could cause our subscribers to lose trust in us, which could have an adverse effect on our reputation and business in a manner that harms our financial position. We also rely on third parties to provide marketing and advertising of our products and services, and we could be liable for, or face reputational harm as a result of, their marketing practices if, for example, they fail to comply with applicable statutory and regulatory requirements.

We collect personally identifiable information and other data from our subscribers and prospective subscribers. We use this information to provide services to our subscribers, to support, expand and improve our business and, subject to each subscriber’s or prospective subscriber’s right to decline or opt out, we may use this information to market other products and services to them. We may also share subscribers’ personally identifiable information with certain third parties as authorized by the subscriber or as described in the applicable privacy policy.

The U.S. federal and various state and foreign governments have adopted or proposed guidelines or rules for the collection, distribution, use and storage of personal information of individuals, and the FTC and many state attorneys general are applying federal and state consumer protection laws to impose standards for the online collection, use and dissemination of data. However, these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other requirements or our practices. Any failure or perceived failure by us to comply with privacy or security laws, policies, legal obligations or industry standards or any security incident that results in the unauthorized release or transfer of personally identifiable information or other subscriber data may result in governmental enforcement actions, litigation, fines and penalties and/or adverse publicity and could cause our subscribers to lose trust in us, which could have an adverse effect on our reputation and business.

In addition, several foreign countries and governmental bodies, including the countries of the European Union and Canada, have laws and regulations dealing with the collection and use of personal data obtained from their residents, which are often more restrictive than those in the United States. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of personal information that identifies or may be used to identify an individual, such as names, contact information, and, in some jurisdictions, certain unique identifiers.

The data privacy regime in the European Union includes certain directives which, among other things, regulate the processing and movement of personal data, marketing and the use of cookies. Each EU member state has transposed the requirements of these directives into its own national data privacy regime, and therefore the laws differ from jurisdiction to jurisdiction.

Future laws or regulations, or modifications to existing laws or regulations, could impair our ability to collect and/or use user information that we use to provide targeted advertising to our users, thereby impairing our ability to maintain and grow our subscriber base and increase revenue. Future restrictions on the collection, use, sharing or disclosure of our subscribers’ data or additional requirements for obtaining the consent of subscribers for the use and disclosure of such information could require us to modify our solutions and features, possibly in a material manner, and could limit our ability to develop new services and features.

For example, within the European Union, legislators agreed upon the text of a new General Data Protection Regulation, or GDPR, in December 2016 that will come into force in early 2018. The GDPR implements more stringent operational requirements for processors and controllers of personal data, including imposing limits on user profiling, increasing information requirements and making it harder to demonstrate controllers have valid consent for processing activities. It also significantly increases penalties for non-compliance. If our privacy or data security measures fail to comply with applicable current or future laws and regulations, we may be subject to litigation, regulatory investigations, enforcement notices requiring us to change the way we use personal data or our marketing practices, fines or other liabilities, as well as negative publicity and a potential loss of business. Moreover, if future laws and regulations limit our subscribers’ or prospective subscribers’ ability to use and share personal data or our ability to store, process and share personal data, demand for our solutions could decrease, our costs could increase, and our business, results of operations and financial condition could be harmed.

In recent years, U.S. and European lawmakers and regulators have expressed concern over the use of third party cookies, web beacons and similar technology for online behavioral advertising. In the European Union, informed consent is required for the placement of a cookie on a user’s device. Any failure by us to comply with applicable requirements may result in governmental enforcement actions, litigation, fines and penalties or adverse publicity which could have an adverse effect on our reputation and business. Regulation of cookies and web beacons may lead to broader restrictions on our research activities, including efforts to understand users’ Internet usage. Such regulations may have a chilling effect on businesses, such as ours, that collect and use online usage information in order to attract and retain customers and may increase the cost of maintaining a business that collects or uses online usage information, increase regulatory scrutiny and increase the potential for civil liability under consumer protection laws. In response to marketplace concerns about the usage of third party cookies and web beacons to track user behaviors, providers of major browsers have included features that allow users to limit the collection of certain data in general or from specified websites, and some regulatory authorities have been advocating the development of browsers that block cookies by default. These developments could impair our ability to collect user information that helps us provide more targeted advertising to our users. If such technology is widely adopted, it could adversely affect our business, given our use of cookies and similar technologies to target our marketing.

Furthermore, the U.S. Controlling the Assault of Non Solicited Pornography and Marketing Act of 2003, or CAN SPAM Act, establishes certain requirements for commercial email messages and specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content. The CAN SPAM Act, among other things, obligates the sender of commercial emails to provide recipients with the ability to opt out of receiving future emails from the sender. In addition, some states have passed laws regulating commercial email practices that are significantly more punitive and difficult to comply with than the CAN SPAM Act, particularly Utah and Michigan, which have enacted do not email registries listing minors who do not wish to receive unsolicited commercial email that markets certain covered content, such as adult or other harmful products. Some portions of these state laws may not be pre-empted by the CAN SPAM Act. The ability of our subscribers’ customers to opt out of receiving commercial emails may minimize the effectiveness of our products, particularly Constant Contact’s email marketing product. Moreover, non-compliance with the CAN SPAM Act carries significant financial penalties. If we were found to be in violation of the CAN SPAM Act, applicable state laws not pre-empted by the CAN SPAM Act, or foreign laws regulating the distribution of commercial email such as the laws of Canada and the United Kingdom, whether as a result of violations by our subscribers or if we were deemed to be directly subject to and in violation of these requirements, we could be required to pay penalties, which would adversely affect our financial performance and significantly harm our business, and our reputation would suffer. We also may be required to change one or more aspects of the way we operate our business, which could impair our ability to attract and retain subscribers or could increase our operating costs.

We rely on third parties to carry out a number of services for us, including processing personal data on our behalf, and while we enter into contractual arrangements to ensure that they only process such data according to our instructions and have sufficient security measures in place, any security breach or non-compliance with our contractual terms or breach of applicable law by such third parties could result in governmental enforcement actions, litigation, fines and penalties or adverse publicity and could cause our subscribers to lose trust in us, which could have an adverse impact on our reputation and business.

New laws, regulations or standards or new interpretations of existing laws, regulations or standards, including those in the areas of data security, data privacy, consumer protection and regulation of Internet service providers, could require us to incur additional costs and restrict our business operations. In addition, there is a risk that we could be held subject to legislation in countries where we reasonably thought the laws did not apply to us. Failure by us to comply with applicable requirements may result in governmental enforcement actions, litigation, fines and penalties or adverse publicity, which could have an adverse effect on our reputation and business.

Failure to adequately protect and enforce our intellectual property rights could substantially harm our business and operating results.

We have devoted substantial resources to the development of our intellectual property, proprietary technologies and related processes. In order to protect our intellectual property, proprietary technologies and processes, we rely upon a combination of trademark, patent and trade secret law, as well as confidentiality procedures and contractual restrictions. These afford only limited protection, may not prevent disclosure of confidential information, may not provide an adequate remedy in the event of misappropriation or unauthorized disclosure, and may not now or in the future provide us with a competitive advantage. Despite our efforts to protect our intellectual property rights, unauthorized parties, including employees, subscribers and third parties, may make unauthorized or infringing use of our products, services, software and other functionality, in whole or in part, or obtain and use information that we consider proprietary.

Policing our proprietary rights and protecting our brands and domain names is difficult and costly and may not always be effective. In addition, we may need to enforce our rights under the laws of countries that do not protect proprietary rights to as great an extent as do the laws of the United States and any changes in, or unexpected interpretations of, the intellectual property laws in any country in which we operate may compromise our ability to enforce our intellectual property rights. To the extent we expand our international activities, our exposure to unauthorized copying and use of our trademarks, products and proprietary information may increase.

We have registered, or applied to register, the trademarks associated with several of our leading brands in the United States and in certain other countries. Competitors may have adopted, and in the future may adopt, service or product names similar to ours, which could impede our ability to build our brands’ identities and possibly lead to confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the terms or designs of one of our trademarks.

Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and abroad may be necessary to enforce our intellectual property rights or to defend against claims of infringement or invalidity. Such litigation or proceedings could be costly, time-consuming and distracting to our management, result in a diversion of resources, the impairment or loss of portions of our intellectual property, and have a material adverse effect on our business and operating results. There can be no assurance that our efforts to enforce or protect our proprietary rights will be adequate or that our competitors will not independently develop similar technology. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights on the Internet are uncertain and still evolving. Our failure to meaningfully establish and protect our intellectual property could result in substantial costs and diversion of resources and could substantially harm our business and operating results.

We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

In recent years, there has been significant litigation in the United States and abroad involving patents and other intellectual property rights. Companies providing Internet-based products and services are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, and to the extent we face increasing competition and become increasingly visible as a publicly-traded company, or if we become more successful, the possibility of intellectual property infringement claims may increase. In addition, our exposure to risks associated with the use of intellectual property may increase as a result of acquisitions that we make or our use of software licensed from or hosted by third parties, as we have less visibility into the development process with respect to such technology or the care taken to safeguard against infringement risks. Third parties may make infringement and similar or related claims after we have acquired or licensed technology that had not been asserted prior to our acquisition or license.

Many companies are devoting significant resources to obtaining patents that could affect many aspects of our business. Since we do not have a significant patent portfolio, this may prevent us from deterring patent infringement claims, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have.

We have filed several patent applications in the United States and foreign counterpart filings for some of those applications. Although some of these applications have issued to registration, we cannot assure you that patents will issue from every patent application, or that we will prosecute every application to registration, that patents that issue from our applications will give us the protection that we seek, or that any such patents will not be challenged, invalidated or circumvented. Any patents that may issue in the future from our pending or future patent applications may not provide sufficiently broad protection and may not be enforceable in actions against alleged infringers.

The risk of patent litigation has been amplified by the increase in certain third parties, so-called “non-practicing entities,” whose sole business is to assert patent claims and against which our own intellectual property portfolio may provide little deterrent value. We could incur substantial costs in prosecuting or defending any intellectual property litigation and we have incurred such costs in the past. If we sue to enforce our rights or are sued by a third party that claims that our solutions infringe its rights, the litigation could be expensive and could divert our management’s time and attention. Even a threat of litigation could result in substantial expense and time.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure. In addition, during the course of any such litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

Any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

•	cease selling or using solutions that incorporate the intellectual property that our solutions allegedly infringe;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license or enter into a royalty agreement, which may not be available on reasonable terms or at all, to sell or use the relevant technology; or

•	redesign the allegedly infringing solutions to avoid infringement, which could be costly, time-consuming or impossible.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us, our business or operating results could be harmed.

In addition, some of our agreements with partners and others require us to indemnify those parties for third-party intellectual property infringement claims, which would increase the cost to us resulting from an adverse ruling on any such claim.

Our use of “open source” software could adversely affect our ability to sell our services and subject us to possible litigation.

We use open source software, such as MySQL and Apache, in providing a substantial portion of our solutions, and we may incorporate additional open source software in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses. If we fail to comply with these licenses, we may be subject to certain conditions, including requirements that we offer our solutions that incorporate the open source software for no cost; that we make available source code for modifications or derivative works we create based upon, incorporating or using the open source software; and/or that we license such modifications or derivative works under the terms of the particular open source license. In addition, if a third-party software provider has incorporated open source software into software that we license from such provider, we could be required to disclose any of our source code that incorporates or is a modification of such licensed software. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending such allegations and could be subject to significant damages, enjoined from the sale of our solutions that contained the open source software, and required to comply with the foregoing conditions, which could disrupt the distribution and sale of some of our solutions. In addition, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their products. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software. Such litigation could be costly for us to defend, have a negative effect on our operating results and financial condition or require us to devote additional research and development resources to change our products.

We could face liability, or our reputation might be harmed, as a result of the activities of our subscribers, the content of their websites or the data they store on our servers.

Our role as a provider of cloud-based solutions, including website hosting services and domain registration services, may subject us to potential liability for the activities of our subscribers on or in connection with their websites or domain names or for the data they store on our servers. Although our subscriber terms of use prohibit illegal use of our services by our subscribers and permit us to take down websites or take other appropriate actions for illegal use, subscribers may nonetheless engage in prohibited activities or upload or store content with us in violation of applicable law or the subscriber’s own policies, which could subject us to liability.

Several U.S. federal statutes may apply to us with respect to various subscriber activities:

•	The Digital Millennium Copyright Act of 1998, or DMCA, provides recourse for owners of copyrighted material who believe that their rights under U.S. copyright law have been infringed on the Internet. Under the DMCA, based on our current business activity as an online service provider that does not monitor, own or control website content posted by our subscribers, we generally are not liable for infringing content posted by our subscribers or other third parties, provided that we follow the procedures for handling copyright infringement claims set forth in the DMCA. Generally, if we receive a proper notice from, or on behalf of, a copyright owner alleging infringement of copyrighted material located on websites we host, and we fail to expeditiously remove or disable access to the allegedly infringing material or otherwise fail to meet the requirements of the safe harbor provided by the DMCA, the copyright owner may seek to impose liability on us. Technical mistakes in complying with the detailed DMCA take-down procedures could subject us to liability for copyright infringement.

•	The Communications Decency Act of 1996, or CDA, generally protects interactive computer service providers such as us, from liability for certain online activities of their customers, such as the publication of defamatory or other objectionable content. As an interactive computer services provider, we do not monitor hosted websites or prescreen the content placed by our subscribers on their sites. Accordingly, under the CDA, we are generally not responsible for the subscriber-created content hosted on our servers. However, the CDA does not apply in foreign jurisdictions and we may nonetheless be brought into disputes between our subscribers and third parties which would require us to devote management time and resources to resolve such matters and any publicity from such matters could also have an adverse effect on our reputation and therefore our business.

•	In addition to the CDA, the Securing the Protection of our Enduring and Established Constitutional Heritage Act, or the SPEECH Act, provides a statutory exception to the enforcement by a U.S. court of a foreign judgment that is less protective of free speech than the United States. Generally, the exception applies if the law applied in the foreign court did not provide at least as much protection for freedom of speech and press as would be provided by the First Amendment of the U.S. Constitution or by the constitution and law of the state in which the U.S. court is located, or if no finding of a violation would be supported under the First Amendment of the U.S. Constitution or under the constitution and law of the state in which the U.S. court is located. Although the SPEECH Act may protect us from the enforcement of foreign judgments in the United States, it does not affect the enforceability of the judgment in the foreign country that issued the judgment. Given our international presence, we may therefore, nonetheless, have to defend against or comply with any foreign judgments made against us, which could take up substantial management time and resources and damage our reputation.

Although these statutes and case law in the United States have generally shielded us from liability for subscriber activities to date, court rulings in pending or future litigation, or future legislative or regulatory actions, may narrow the scope of protection afforded us under these laws. Several court decisions arguably have already narrowed the scope of the immunity provided to interactive computer services in the U.S. under the CDA. In addition, laws governing these activities are unsettled in many international jurisdictions, or may prove difficult or impossible for us to comply with in some international jurisdictions. Also, notwithstanding the exculpatory language of these bodies of law, we may be embroiled in complaints and lawsuits which, even if ultimately resolved in our favor, add cost to our doing business and may divert management’s time and attention. Finally, other existing bodies of law, including the criminal laws of various states, may be deemed to apply or new statutes or regulations may be adopted in the future, any of which could expose us to further liability and increase our costs of doing business.

Constant Contact’s subscribers could also use its products or website to transmit negative messages or website links to harmful applications, reproduce and distribute copyrighted material or the trademarks of others without permission, or report inaccurate or fraudulent data or information. Any such use of Constant Contact’s products could damage its reputation and it could face claims for damages, copyright or trademark infringement, defamation, negligence or fraud. Moreover, Constant Contact’s customers’ promotion of their products and services through Constant Contact’s products may not comply with federal, state and foreign laws. We cannot predict whether Constant Contact’s role in facilitating these activities would expose it to liability under these laws. Even if claims asserted against Constant Contact do not result in liability, it may incur substantial costs in investigating and defending such claims. If Constant Contact is found liable for its customers’ activities, it could be required to pay fines or penalties, redesign business methods or otherwise expend resources to remedy any damages caused by such actions and to avoid future liability.

We may face liability for, or become involved in, disputes in connection with ownership or control of subscriber accounts, websites or domain names or in connection with domain names we own.

As a provider of cloud-based solutions, including as a registrar of domain names and related services, we from time to time become aware of disputes over ownership or control of subscriber accounts, websites or domain names. For example, disputes may arise as a result of a subscriber engaging a webmaster or other third party to help set up a web hosting account, register or renew a domain name, build a website, upload content, or set up email or other services.

We could face potential claims of tort law liability for our failure to renew a subscriber’s domain, and we have faced such liability in the past. We could also face potential tort law liability for our role in the wrongful transfer of control or ownership of accounts, websites or domain names. The safeguards and procedures we have adopted may not be successful in insulating us against liability from such claims in the future. In addition, we face potential liability for other forms of account, website or domain name “hijacking,” including misappropriation by third parties of subscriber accounts, websites or domain names and attempts by third parties to operate accounts, websites or domain names or to extort the subscriber whose accounts, websites or domain names were misappropriated. Furthermore, our risk of incurring liability for a security breach on or in connection with a subscriber account, website or domain name would increase if the security breach were to occur following our sale to a subscriber of an SSL certificate that proved ineffectual in preventing it. Finally, we are exposed to potential liability as a result of our domain privacy service, wherein the identity and contact details for the domain name registrant are masked. Although our terms of service reserve the right to provide the underlying WHOIS information and/or to cancel privacy services on domain names giving rise to domain name disputes, including when we receive reasonable evidence of an actionable harm, the safeguards we have in place may not be sufficient to avoid liability, which could increase our costs of doing business.

Occasionally a subscriber may register a domain name that is identical or similar to another party’s trademark or the name of a living person. Disputes involving registration or control of domain names are often resolved through the Uniform Domain Name Dispute Resolution Policy, or UDRP, ICANN’s administrative process for domain name dispute resolution, or through litigation under the Anticybersquatting Consumer Protection Act, or ACPA, or under general theories of trademark infringement or dilution. The UDRP generally does not impose liability on registrars, and the ACPA provides that registrars may not be held liable for registering or maintaining a domain name absent a showing of bad faith, intent to profit or reckless disregard of a court order by the registrar. However, we may face liability if we fail to comply in a timely manner with procedural requirements under these rules. In addition, these processes typically require at least limited involvement by us and, therefore, increase our costs of doing business. Moreover, as the owner of domain name portfolios containing domains that we are providing for resale, we may face liability if one or more domain names in our portfolios is alleged to violate another party’s trademark. While we screen the domains we acquire to mitigate the risk of third-party claims of trademark infringement, we may nonetheless inadvertently register or acquire domains that infringe or allegedly infringe third-party rights. Moreover, advertisements displayed on websites associated with domains registered by us may contain allegedly infringing content placed by third parties. As a result, our involvement in domain name disputes may increase in the future.

We are subject to export controls and economic sanctions laws that could impair our ability to compete in international markets and subject us to liability if we are not in full compliance with applicable laws.

Our business activities are subject to various restrictions under U.S. export controls and trade and economic sanctions laws, including the U.S. Commerce Department’s Export Administration Regulations and economic and trade sanctions regulations maintained by OFAC. Failure to comply with these laws and regulations could subject us to civil or criminal penalties, government investigations, and reputational harm. In addition, if our third-party resellers fail to comply with these laws and regulations in their dealings, we could face potential liability or penalties for violations. Furthermore, U.S. export control laws and economic sanctions laws prohibit certain transactions with U.S. embargoed or sanctioned countries, governments, persons and entities.

Although we take precautions and have implemented, and continue to seek to enhance, compliance measures to prevent transactions with U.S. sanction targets, from time to time we have identified, and we expect to continue to identify, instances of non-compliance with these laws, rules and regulations and transactions which we are required to block and report to OFAC. In addition, as a result of our acquisition activities, we have acquired, and it is likely that we will continue to acquire, companies for which we could face potential liability or penalties for violations if they have not implemented sufficient compliance measures to prevent transactions with U.S. sanction targets. Until we are able to fully integrate our compliance processes into the operations of such acquired companies, we are at an increased risk of transacting business with U.S. sanction targets. Our failure to comply with these laws, rules and regulations could result in negative consequences to us, including government investigations, penalties and reputational harm.

Changes in our solutions or changes in export and import regulations may create delays in the introduction and sale of our solutions in international markets, prevent our subscribers with international operations from deploying our solutions or, in some cases, prevent the export or import of our solutions to certain countries, governments or persons altogether. Any change in export or import regulations, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our solutions or decreased ability to export or sell our solutions to existing or potential subscribers with international operations. Any decreased use of our solutions or limitation on our ability to export or sell our solutions could adversely affect our business, financial condition and operating results.

Due to the global nature of our business, we could be adversely affected by violations of anti-bribery laws.

The global nature of our business requires us to comply with laws and regulations that prohibit bribery and corruption anywhere in the world. The FCPA, the U.K. Bribery Act 2010, or the Bribery Act, and similar anti-bribery laws in other jurisdictions where we do business generally prohibit companies and their intermediaries from making improper payments to government officials and other persons for the purpose of obtaining or retaining business or an improper business advantage. In addition, the FCPA requires public companies to maintain records that accurately and fairly represent their transactions and have an adequate system of internal accounting controls. We currently operate, and plan to expand our operations, in areas of the world that have a reputation for heightened risks of corruption and, in certain circumstances, compliance with anti-bribery laws may conflict with local customs and practices. We operate in several countries and sell our products to subscribers around the world, which requires our employees and business partners acting on our behalf to comply with all laws, including anti-corruption laws. In addition, changes in laws could result in increased regulatory requirements and compliance costs which could adversely affect our business, financial condition and results of operations. We cannot assure that our employees, business partners or other agents will not engage in prohibited conduct and expose us to the risk of liability under the FCPA, the Bribery Act, or other anti-bribery laws. If we are found to be in violation of the FCPA, the Bribery Act or other anti-bribery laws, we could suffer criminal and civil penalties, other sanctions, and reputational damage, which could have a material adverse effect on our business.

Adverse economic conditions in the United States and international economies could harm our operating results.

Unfavorable general economic conditions, such as a recession or economic slowdown in the United States or in one or more of our other major markets, could adversely affect the affordability of, and demand for, our solutions. The national and global economic downturn in recent years affected many sectors of the economy and resulted in, among other things, declines in overall economic growth, consumer and corporate confidence and spending; increases in unemployment rates; and uncertainty about economic stability. Changing macroeconomic conditions may affect our business in a number of ways, making it difficult to accurately forecast and plan our future business activities. In particular, SMB spending patterns are difficult to predict and are sensitive to the general economic climate, the economic outlook specific to the SMB industry, the SMB’s level of profitability and debt and overall consumer confidence. Our solutions may be considered discretionary by many of our current and potential subscribers and may be dependent upon levels of consumer spending. As a result, resellers and consumers considering whether to purchase our solutions may be influenced by macroeconomic factors that affect SMB and consumer spending.

To the extent conditions in the economy deteriorate, our business could be harmed as subscribers may reduce or postpone spending and choose to discontinue our solutions, decrease their service level, delay subscribing for our solutions or stop purchasing our solutions all together. In addition, our efforts to attract new subscribers may be adversely affected. Weakening economic conditions may also adversely affect third parties with which we have entered into relationships and upon which we depend in order to grow our business, which could detract from the quality or timeliness of the products or services such parties provide to us and could adversely affect our reputation and relationships with our subscribers.

In uncertain and adverse economic conditions, decreased consumer spending is likely to result in a variety of negative effects such as reduction in revenue, increased costs, lower gross margin percentages and recognition of impairments of assets, including goodwill and other intangible assets. Uncertainty and adverse economic conditions may also lead to a decreased ability to collect payment for our solutions and services due primarily to a decline in the ability of our subscribers to use or access credit, including through credit cards and PayPal, which is how most of our subscribers pay for our services. We also expect to continue to experience volatility in foreign exchange rates, which could adversely affect the amount of expenses we incur and the revenue we record in future periods. If any of the above risks are realized, we may experience a material adverse effect on our business, financial condition and operating results.

Impairment of goodwill and other intangible assets would result in a decrease in earnings.

Current accounting rules provide that goodwill and other intangible assets with indefinite useful lives may not be amortized, but instead must be tested for impairment at least annually. These rules also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We have substantial goodwill and other intangible assets, and we would be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or intangible assets is determined. Any impairment charges or changes to the estimated amortization periods could have a material adverse effect on our financial results.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of Endurance and Constant Contact appearing in Endurance’s and Constant Contact’s most recent Quarterly Reports on Form 10-Q for the period ended September 30, 2015 and most recent Annual Reports on Form 10-K for the year ended December 31, 2014, and has been prepared to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet data gives effect to the Transactions as if they had occurred as of September 30, 2015. The unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2014 and the nine months ended September 30, 2014 and 2015 give effect to the Transactions as if they had occurred as of January 1, 2014. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to statement of operations information, expected to have a continuing impact on the combined results of operations.

The unaudited pro forma condensed combined financial information is unaudited and is presented for illustrative purposes only. This financial information (including the pro forma adjustments) is preliminary and based upon available information and various adjustments and assumptions set forth in the accompanying notes, and is not necessarily an indication of the consolidated financial position or results of operations of Endurance that would have been achieved had the Transactions been completed as of the dates indicated or that may be achieved in the future. See “Risk Factors—Risks Related to Our Potential Acquisition of Constant Contact.”

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Endurance. These accounting policies are similar in most material respects to those of Constant Contact, except for the accounting for amortization of intangible assets. The unaudited pro forma condensed combined financial information reflects the amortization of intangible assets as a cost of revenue, which is consistent with our historical accounting policy for this item. Upon completion of the Acquisition, or as more information becomes available, Endurance will perform a more detailed review of Constant Contact’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on Endurance’s consolidated financial statements. The unaudited pro forma condensed combined statements of operations do not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that may or may not result from the Acquisition.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions, as well as audited consolidated financial statements and accompanying notes of Endurance and Constant Contact for the year ended December 31, 2014 and the unaudited consolidated financial statements and accompanying notes of Endurance and Constant Contact for the nine months ended September 30, 2014 and 2015 appearing in Endurance’s and Constant Contact’s most recent Quarterly Reports on Form 10-Q for the period ended September 30, 2015 and most recent Annual Reports on Form 10-K for the year ended December 31, 2014.

Endurance International Group, Inc. and Constant Contact, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2015

(in thousands)

	Historical
	Endurance	Constant Contact	Pro Forma Adjustments		Pro Forma Combined

Assets:
Current assets:
Cash and cash equivalents	$34,162	$129,831	$(131,417	)(B)	$32,576
Restricted cash	1,207	1,300	—		2,507
Marketable securities	—	50,683	(50,683	)(B)	—
Accounts receivable	12,112	408	(1,188	)(E)	11,332
Deferred tax asset – short-term	13,961	—	—		13,961
Prepaid domain registry fees	59,130	—	—		59,130
Prepaid expenses and other current assets	16,121	12,637	—		28,758

Total current assets	136,693	194,859	(183,288)		148,264
Property and equipment – net	67,885	47,337	(15,516	)(A)	99,706
Goodwill	1,190,451	95,505	554,746	(A)	1,840,702
Other intangible assets – net	368,039	894	390,106	(A)	759,039
Deferred financing costs	339	—	54,857	(B)	55,196
Investments	32,205	—	—		32,205
Deferred taxes	—	7,215	(7,215	)(A)	—
Prepaid domain registry fees, net of current portion	5,273	—	—		5,273
Other assets	1,432	2,621	—		4,053

Total assets	$1,802,317	$348,431	$793,690		$2,944,438

Liabilities, Redeemable Non-Controlling Interest and Stockholders’ Equity:
Current liabilities:
Accounts payable	$11,230	$7,073	—		$18,303
Accrued expenses	47,656	14,501	(1,046	)(E)	61,111
Deferred revenue	282,877	39,765	(15,470	)(A,E)	307,172
Current portion of notes payable	80,500	—	(62,800	)(B)	17,700
Current portion of capital lease obligations	4,173	—	—		4,173
Deferred consideration – short term	48,137	—	—		48,137
Other current liabilities	7,047	—	—		7,047

Total current liabilities	481,620	61,339	(79,316)		463,643
Long-term deferred revenue	75,027	—	—		75,027
Notes payable - long term	1,018,500	—	1,077,800	(B)	2,096,300
Capital lease obligations	1,096	—	—		1,096
Deferred tax liability – long term	41,253	—	117,905	(A)	159,158
Deferred consideration	3,498	—	—		3,498
Other liabilities	3,304	3,636	—		6,940

Total liabilities	1,624,298	64,975	1,116,389		2,805,662
Total stockholders’ equity	178,019	283,456	(322,699	)(D)	138,776

Total liabilities and stockholders’ equity	$1,802,317	$348,431	$793,690		$2,944,438

Endurance International Group, Inc. and Constant Contact, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2014

(in thousands)

	Historical
	Endurance	Constant Contact	Pro Forma Adjustments		Pro Forma Combined
Revenue	$629,845	$331,678	$(667	)(H)	$960,856
Cost of revenue	381,488	91,063	74,379	(F,H)	546,930

Gross profit	248,357	240,615	(75,046)		413,926
Operating expenses:
Sales and marketing	146,797	125,809	(1,507	)(F,H)	271,099
Engineering and development	19,549	53,086	(6,005	)(G)	66,630
General and administrative	69,533	41,919	(684	)(G)	110,768

Total operating expenses	235,879	220,814	(8,196)		448,497

Income (loss) from operations	12,478	19,801	(66,850)		(34,571)

Other expense:
Interest income	331	144	(144	)(I)	331
Interest expense	(57,414)	—	(96,002	)(C)	(153,416)
Other income, net	—	172	—		172

Total other expense, net	(57,083)	316	(96,146)		(152,913)

(Loss) income before income taxes and equity earnings of unconsolidated entities	(44,605)	20,117	(162,996)		(187,484)
Income tax expense	6,186	5,802	(71,983	)(J)	(59,995)

(Loss) income before equity earnings of unconsolidated entities	(50,791)	14,315	(91,013)		(127,489)
Equity loss of unconsolidated entities, net of tax	61	—	—		61

Net (loss) income	(50,852)	14,315	(91,013)		(127,550)
Net loss attributable to non-controlling interest	(8,017)	—	—		(8,017)

Net (loss) income attributable to Endurance	$(42,835)	$14,315	$(91,013)		$(119,533)

Endurance International Group, Inc. and Constant Contact, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2015

(in thousands)

	Historical
	Endurance	Constant Contact	Pro Forma Adjustments		Pro Forma Combined
Revenue	$548,272	$273,807	$(2,342	)(H)	$819,737
Cost of revenue	316,684	73,493	52,205	(F,H)	442,382

Gross profit	231,588	200,314	(54,547)		377,355
Operating expenses:
Sales and marketing	109,791	102,982	(2,518	)(F,H)	210,255
Engineering and development	19,906	42,587	(5,342	)(G)	57,151
General and administrative	63,031	34,740	(490	)(G)	97,281

Total operating expenses	192,728	180,309	(8,350)		364,687

Income (loss) from operations	38,860	20,005	(46,197)		12,668

Other expense:
Interest income	316	202	(202	)(I)	316
Interest expense	(42,956)	—	(73,987	)(C)	(116,943)
Other income, net	5,440	(53)	—		5,387

Total other expense, net	(37,200)	149	(74,189)		(111,240)

(Loss) income before income taxes and equity earnings of unconsolidated entities	1,660	20,154	(120,386)		(98,572)
Income tax expense	9,082	6,382	(47,007	)(J)	(31,543)

(Loss) income before equity earnings of unconsolidated entities	(7,422)	13,772	(73,379)		(67,029)

Equity loss of unconsolidated entities, net of tax	9,116	—	—		9,116

Net (loss) income	(16,538)	13,772	(73,379)		(76,145)

Net loss attributable to non-controlling interest	—	—	—		—

Net (loss) income attributable to Endurance	$(16,538)	$13,772	$(73,379)		$(76,145)

Endurance International Group, Inc. and Constant Contact, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2014

(in thousands)

	Historical
	Endurance	Constant Contact	Pro Forma Adjustments		Pro Forma Combined
Revenue	$457,909	$243,624	$(212	)(H)	$701,321
Cost of revenue	279,218	67,050	55,799	(F,H)	402,067

Gross profit	178,691	176,574	(56,011)		299,254
Operating expenses:
Sales and marketing	114,610	94,319	(874	)(F,H)	208,055
Engineering and development	14,497	39,341	(4,341	)(G)	49,497
General and administrative	50,914	30,671	(475	)(G)	81,110

Total operating expenses	180,021	164,331	(5,690)		338,662

Income (loss) from operations	(1,330)	12,243	(50,321)		(39,408)

Other expense:
Interest income	255	102	(102	)(I)	255
Interest expense	(42,219)	—	(74,070	)(C)	(116,289)
Other income, net	—	285	—		285

Total other expense, net	(41,964)	387	(74,172)		(115,749)

(Loss) income before income taxes and equity earnings of unconsolidated entities	(43,294)	12,630	(124,492)		(155,156)
Income tax expense	4,776	4,563	(58,989	)(J)	(49,650)

(Loss) income before equity earnings of unconsolidated entities	(48,070)	8,067	(65,503)		(105,506)
Equity loss of unconsolidated entities, net of tax	(26)	—	—		(26)

Net (loss) income	(48,044)	8,067	(65,503)		(105,480)
Net loss attributable to non-controlling interest	(7,413)	—	—		(7,413)

Net (loss) income attributable to Endurance	$(40,631)	$8,067	$(65,503)		$(98,067)

Notes to Unaudited Condensed Combined Pro Forma Financial Information

Note 1—Basis of Presentation

The unaudited pro forma condensed combined balance sheet data gives effect to the Transactions as if they had occurred as of September 30, 2015. The unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2014 and the nine months ended September 30, 2014 and 2015 give effect to the Transactions as if they had occurred as of January 1, 2014. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to statement of operations information, expected to have a continuing impact on the combined results of operations.

We have accounted for the Acquisition using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”). In accordance with ASC 805, we use our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.

The pro forma adjustments described below were developed based on Endurance’s assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Constant Contact based on preliminary estimates of fair value. The final purchase price allocation will differ from what is currently reflected in the unaudited pro forma condensed combined financial information after final valuation procedures are performed and amounts are finalized following the completion of the Acquisition. The final purchase price allocation could differ materially from the preliminary allocation used in the pro forma adjustments. Additionally, the Acquisition and related transaction costs will be funded primarily by new debt consisting of senior debt securities and borrowings under the Senior Credit Facilities, and to a lesser extent, cash, cash equivalents and short-term marketable securities of Endurance and Constant Contact. The interest rates and other key terms of the new debt may differ from what is currently reflected in the unaudited pro forma condensed combined financial information after the new debt arrangements are finalized.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the Acquisition occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information does not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that may or may not result from the Acquisition.

As part of the Merger Agreement, Endurance will accelerate a portion of the vesting on employee stock awards of Constant Contact. This acceleration will result in a compensation charge of approximately $20 million to be recorded in the statement of operations of Endurance immediately following the Acquisition. The unaudited condensed combined statement of operations does not reflect this adjustment as it would not have a continuing impact on the combined results. Additionally, pursuant to and in accordance with the terms and conditions of the Merger Agreement, Endurance will exchange certain of the unvested employee equity awards of Constant Contact with equity awards in Endurance. The value of these awards is estimated to be approximately $33 million, and post-acquisition we will incur compensation expenses over the future service period of each employee. Included in the unvested equity awards exchanged are awards valued at approximately $14 million which contain provisions to accelerate vesting if the employee leaves Endurance during the first year following the closing of the Acquisition. The unaudited condensed combined statements of operations do not reflect this future compensation expense as it is not expected to differ materially from the historical rates of equity compensation included in the historical condensed consolidated statements of operations of Constant Contact.

Endurance historically has recorded all amortization expense related to acquired intangible assets as a cost of revenue, which differs from the historical treatment of these expenses by Constant Contact, which has historically recorded amortization expense as either cost of revenue or sales and marketing expense. The unaudited combined condensed financial information reflects all amortization expense related to intangible assets as a cost of revenue.

Note 2—Preliminary Allocation of Merger Consideration

Pursuant to the Merger Agreement, we will pay $32.00 per share, or $1,103 million, in cash, to acquire all outstanding equity interests of Constant Contact.

The following table summarizes the preliminary allocation of the assets acquired and liabilities assumed based on their fair values on the assumed acquisition date:

Preliminary purchase price allocation
(in thousands)
Working capital	$42,439
Property, plant and equipment	32,038
Trademarks	36,000
Customer relationships	267,000
Developed technology	88,000
Goodwill	650,251
Deferred taxes	(117,905)
Deferred revenue	(24,654)

Total consideration, net of cash acquired	973,169
Cash acquired	129,831

Total purchase consideration	$1,103,000

The purchase price is preliminary and the purchase price will be final when the Company has completed the valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

Note 3—Sources and Uses, and New Debt

The Acquisition will be financed primarily by new debt consisting of senior debt securities and borrowings under the Senior Credit Facilities, and to a lesser extent, existing cash, cash equivalents and marketable securities acquired from Constant Contact. The tables below provide an estimate of the sources and uses as of the assumed closing date:

Sources of proceeds
(in thousands)
Use of acquired cash from Constant Contact	$129,831
Use of acquired marketable securities from Constant Contact	50,683
Use of Endurance cash	1,586
Incremental Term Loan Facility	735,000
Senior debt securities	350,000

$1,267,100

Use of proceeds
(in thousands)
Acquisition of Constant Contact	$1,103,000
Repayment of outstanding advances on existing revolving credit facility	70,000
Transaction costs of Acquisition	39,243
Deferred financing costs of new debt	54,857

$1,267,100

The agreements governing the debt referred to above are expected to have an aggregate principal payment of approximately $1.8 million per quarter, or $7.2 million per year.

Note 4—Pro Forma Adjustments

(A)	Adjustments to reflect the preliminary purchase price allocation as described in Note 2.

(B)	Adjustments to reflect the sources and uses of cash to acquire Constant Contact and secure the new debt required to fund the Acquisition as described in Note 3. These adjustments include an incremental $7.2 million of debt classified as current under the terms of the new Incremental Term Loan Facility. Uses of cash include $39.2 million of transaction costs, which are comprised of $24.3 million of costs incurred by Constant Contact and $14.9 million of costs incurred by Endurance. The Constant Contact costs include advisor fees of $14.5 million, legal fees of $5.9 million, and other costs of $3.9 million. The Endurance costs include advisor fees of $10.5 million, legal fees of $2.9 million and other costs of $1.5 million. Additionally, Endurance is expected to incur deferred financing fees for the new debt of approximately $47.5 million, which is comprised mainly of investment banking fees or original issue discounts.

(C)	Adjustments to reflect the new debt, including assumed interest rates as noted below:

	Amount	Expected Rate	Interest
For the year ended December 31, 2014:
Interest Expense on new debt:
(in thousands)
Incremental Term Loan Facility	735,000	6.00%	$44,100
Senior debt securities	350,000	10.00%	35,000
New Revolving Credit Facility – unused commitment fee	175,000	0.50%	875
Increased interest on existing debt			8,233
Amortization of deferred financing costs			7,794

			$96,002

For the nine months ended September 30, 2015: Interest Expense on new debt:
(in thousands)
Incremental Term Loan Facility	735,000	6.00%	$33,075
Senior debt securities	350,000	10.00%	26,250
New Revolving Credit Facility - unused commitment fee	175,000	0.50%	656
Increased interest on existing debt			8,160
Amortization of deferred financing costs			5,846

			$73,987

For the nine months ended September 30, 2014: Interest Expense on new debt:
(in thousands)
Incremental Term Loan Facility	735,000	6.00%	$33,075
Notes offered hereby	350,000	10.00%	26,250
New Revolving Credit Facility - unused commitment fee	175,000	0.50%	656
Increased interest on existing debt			8,243
Amortization of deferred financing costs			5,846

			$74,070

Provisions in our existing debt agreements provide for increased interest rates when new debt arrangements exceed a target rate. As a result of this provision, we expect an increase of approximately 0.8% on our existing debt.

Deferred financing fees are amortized over the life of each respective instrument. We expect to incur a total of $47.5 million in deferred financing costs, including $4.3 million for our New Revolving Credit Facility, $27.2 million for the Incremental Term Loan Facility and $16.1 million for the senior debt securities.

(D)	Adjustments to stockholders’ equity (in thousands):

Eliminate acquired equity of Constant Contact	$(283,456)
Transaction costs	(39,243)

$(322,699)

(E)	Elimination of intercompany activity from the balance sheet (in thousands):

Accounts receivable	$(1,188)
Property, plant and equipment	(217)
Accrued expenses	1,046
Deferred revenue	359

$—

(F)	Adjustments to reflect increases in amortization of intangible assets as noted below (amounts in thousands, except life):

	Cost	Life in Years	First Year Amortization
For the year ended December 31, 2014:
Trademarks	$36,000	10	$5,670
Customer relationships	267,000	10	57,468
Developed technology	88,000	7	12,596
Eliminate historical amortization of Constant Contact - cost of revenue			(1,271)

Subtotal - adjustment to cost of sales			74,463
Eliminate historical amortization of Constant Contact - sales and marketing			(924)

Total adjustment to amortization			$73,539

	Cost	Life in Years	Second Year Amortization
For the nine months ended September 30, 2015
Trademarks	$36,000	10	$3,560
Customer relationships	267,000	10	40,315
Developed technology	88,000	7	9,421
Eliminate historical amortization of Constant Contact - cost of revenue			(699)

Subtotal - adjustment to cost of sales			52,597
Eliminate historical amortization of Constant Contact - sales and marketing			(568)

Total adjustment to amortization			$52,029

	Cost	Life in Years	First Year Amortization
For the nine months ended September 30, 2014:
Trademarks	$36,000	10	$4,253
Customer relationships	267,000	10	43,101
Developed technology	88,000	7	9,447
Eliminate historical amortization of Constant Contact - cost of revenue			(953)

Subtotal - adjustment to cost of sales			55,848
Eliminate historical amortization of Constant Contact - sales and marketing			(711)

Total adjustment to amortization			$55,137

(G)	Adjustments to depreciation expense to reflect the inclusion of the value of internally developed software due to change in value of property, plant and equipment. Change in value primarily due to the valuation of acquired developed technology which includes internally developed software (in thousands):

Year ended December 31, 2014:
Reduction in depreciation expense included in E&D costs	$6,005
Reduction in depreciation expense included in G&A costs	684

6,689

Nine months ended September 30, 2015:
Reduction in depreciation expense included in E&D costs	$5,342
Reduction in depreciation expense included in G&A costs	490

5,832

Nine months ended September 30, 2014:
Reduction in depreciation expense included in E&D costs	$4,341
Reduction in depreciation expense included in G&A costs	475

4,816

(H)	Elimination of intercompany transactions from the statement of operations (in thousands):

Nine months ended September 30, 2014
Revenues	$(212)
Cost of revenue	49
Sales and marketing	163

Net impact	$—

Year ended December 31, 2014:
Revenue	$(667)
Cost of revenue	84
Sales and marketing	583

Net impact	$—

Nine months ended September 30, 2015:
Revenues	$(2,342)
Cost of revenue	392
Sales and marketing	1,950

Net impact	$—

(I)	Reduction of investment income due to utilization of Constant Contact excess cash to fund a portion of the acquisition costs.

(J)	The pro forma tax adjustments reflect the benefits from income tax at the weighted average estimated statutory income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Non-GAAP Financial Measures and Key Metrics

In addition to our financial information presented in accordance with GAAP, we use certain “non-GAAP financial measures” described below to evaluate the operating and financial performance of our business, identify trends affecting our business, develop projections and make strategic business decisions. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that includes or excludes amounts that are included or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. We monitor the non-GAAP financial measures described below, and we believe they are helpful to investors, because we believe they reflect the operating performance of our business, excluding some recurring and non-recurring expenses that are included in the most directly comparable measures calculated and presented in accordance with GAAP. We also present some of these measures for the combined company, on a pro forma basis.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to adjustments for integration and restructuring expenses. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results. Furthermore, interest expense, which is excluded from some of our non-GAAP measures, has been and will continue to be for the foreseeable future a significant recurring expense in our business. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. We urge you to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate our business.

Key Metrics

We did not report monthly recurring revenue, or MRR, retention rate figures in our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2014 and 2015 because we had identified errors in our business intelligence system that impacted MRR as well as two of our other previously reported performance metrics, the number of products per subscriber and the number of subscribers paying us $500 or more per year. We undertook to recalculate and verify revised numbers for these metrics using an upgraded version of the business intelligence system that we believe has corrected these errors. We have completed our review and recalculation of MRR for all past periods beginning with the three and nine months ended September 30, 2013 and have determined that our previously reported MRR figures for those periods will remain at 99%. In addition, we have determined that MRR for the three and nine months ended September 30, 2014 and 2015 was approximately 99%. We continue to recalculate and verify revised numbers for the number of products per subscriber and the number of subscribers paying us $500 or more per year. These errors only affected these three performance metrics and did not impact our GAAP financial results, our adjusted EBITDA, free cash flow or unlevered free cash flow metrics, ARPS, or total subscriber figures. We intend to provide updated information for the two remaining performance metrics once it is available.

We are working to improve our systems, including the business intelligence system, which we use to generate MRR, the number of products per subscriber and the number of subscribers paying us $500 or more per year, and the related reporting controls. See “Risk Factors—Our business and operations have experienced rapid growth and organizational change in recent years, which has placed, and will continue to place, significant demands on our management and infrastructure, especially our billing systems and operational infrastructure. We have also made significant investments to support our growth strategy, which may not succeed. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service, produce accurate financial statements and other disclosures on a timely basis or address competitive challenges adequately.”

Average Revenue per Subscriber

Average revenue per subscriber, or ARPS, is a non-GAAP financial measure that we calculate as the amount of revenue we recognize in a period, including marketing development funds and other revenue not received from subscribers, divided by the average of the number of total subscribers at the beginning of the period and at the end of the period, which we refer to as average subscribers for the period. Historically, we adjusted the amount of revenue to include the revenue generated from subscribers we added through business acquisitions as if those acquired subscribers had been our subscribers since the beginning of the period presented. Since the first quarter of 2014, we have included the revenue we add through business acquisitions from the date of the relevant acquisition. We believe ARPS is an indicator of our ability to optimize our mix of products and services and pricing and sell products and services to new and existing subscribers. As we on-board new subscribers, we typically on-board them at introductory prices, which negatively impacts ARPS. Furthermore, ARPS can be impacted by our acquisitions since the acquired subscribers may have higher or lower than average ARPS.

In calculating ARPS, we increase revenue for the “purchase accounting adjustment,” which represents the reduction of post-acquisition revenues from the write-down of deferred revenue to fair value as of the acquisition date. Post-acquisition, deferred revenues are recognized at the reduced amount, until such time that the subscription is renewed. The impact generally normalizes within a year following the acquisition.

ARPS does not represent an exact measure of the average amount a subscriber spends with us each month, since our calculation of ARPS is impacted by revenues generated by non-subscribers. We have three principal sources of non-subscriber revenue: revenue attributable to customers who purchase only a domain name from us and do not purchase any other products, or Domain-Only Customers, domain monetization revenue, and marketing development funds.

Domain monetization revenue consists principally of revenue from our BuyDomains brand, which provides premium domain name products and services, and, to a lesser extent, revenue from advertisements placed on unused domains (often referred to as “parked” pages) owned by us or our customers. Historically, the contribution of domain monetization activities to our revenue and adjusted revenue has been insignificant, but has been increasing beginning in 2014 due primarily to our acquisition of BuyDomains in September 2014. Our domain monetization revenue (and adjusted revenue) was $4.4 million and $10.2 million for the three months ended September 30, 2014 and 2015, respectively, and $8.2 million and $29.7 million for the nine months ended September 30, 2014 and 2015, respectively, and its exclusion from our ARPS calculation would have resulted in ARPS being $0.39 and $0.76 lower for the three months ended September 30, 2014 and 2015, respectively, and $0.25 and $0.77 lower for the nine months ended September 30, 2014 and 2015, respectively. Our domain monetization revenue (and adjusted revenue) was $4.5 million, $3.0 million and $19.2 million for the years ended December 31, 2012, 2013 and 2014, respectively, and its exclusion from our ARPS calculation would have resulted in ARPS being $0.13, $0.07 and $0.43 lower for those periods, respectively.

Marketing development funds are amounts that certain of our partners pay us to assist in and incentivize our marketing of their products. Our marketing development fund revenue (and adjusted revenue) was $2.4 million and $3.3 million for the three months ended September 30, 2014 and 2015, respectively, and $6.7 million and $8.8 million for the nine months ended September 30, 2014 and 2015, respectively, and its exclusion from our ARPS calculation would have resulted in ARPS being $0.21 and $0.24 lower for the three months ended September 30, 2014 and 2015, respectively, and $0.20 and $0.23 lower for the nine months ended September 30, 2014 and 2015, respectively. Our marketing development fund revenue (and adjusted revenue) was $6.7 million, $7.5 million and $9.1 million for the years ended December 31, 2012, 2013 and 2014, respectively, and its exclusion from our ARPS calculation would have resulted in ARPS being $0.19, $0.19 and $0.70 lower for those periods, respectively.

Although we are able to measure the total amount of our revenue from domains, we are not able to further break down domain revenue into revenue from Domain-Only Customers versus revenue from customers who purchase domains from us in addition to other products. Total adjusted revenue from domains was $28.9 million and $32.3 million for the three months ended September 30, 2014 and 2015, respectively, and $83.0 million and $94.7 million for the nine months ended September 30, 2014 and 2015, respectively. Total adjusted revenue from domains was $54.4 million, $67.1 million and $111.9 million for the years ended December 31, 2012, 2013 and 2014, respectively.

ARPS decreased from $14.49 for the three months ended September 30, 2014 to $14.29 for the three months ended September 30, 2015. ARPS may be impacted by such factors as introductory pricing on new subscribers, our ability to migrate and increase product attach rates for subscribers acquired through mergers and acquisitions and our ability to upsell existing subscribers.

For the nine months ended September 30, 2014 and 2015, ARPS increased from $14.35 for the nine months ended September 30, 2014 to $14.36 for the nine months ended September 30, 2015. We expect to see modest downward pressure on ARPS in the near term as we focus on onboarding new subscribers.

For the years ended December 31, 2012, 2013 and 2014, ARPS increased from $12.92 to $13.09 to $14.48, respectively. These increases in ARPS were driven primarily by increasing demand for our solutions as we improved product adoption rates from both new and existing subscribers, as well as by the acquisition of Directi in 2014.

The following tables reflect the reconciliation of ARPS to revenue calculated in accordance with GAAP (all data in thousands, except ARPS data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015
Revenue	$160,167	$188,523	$457,909	$548,272
Purchase accounting adjustment	4,763	1,773	18,830	4,024

Adjusted revenue	$164,930	$190,296	$476,739	$552,296

Total subscribers	3,841	4,482	3,841	4,482
Average subscribers for the period	3,794	4,438	3,693	4,275
ARPS	$14.49	$14.29	$14.35	$14.36

	Year Ended December 31,
	2012	2013	2014
Revenue	$292,156	$520,296	$629,845
Purchase accounting adjustment	64,123	7,311	22,100
Pre-acquisition revenue from acquired properties	117,836	512	—

Adjusted revenue	$474,115	$528,119	$651,945

Total subscribers	3,223	3,502	4,087
ARPS	$12.92	$13.09	$14.48
Adjusted revenue attributable to Directi	$—	$—	$48,499
Adjusted revenue excluding Directi	$474,115	$528,119	$603,446
Total subscribers excluding Directi	3,223	3,502	4,031
ARPS excluding Directi	$12.92	$13.09	$13.58

Net Loss

Net loss increased from $139.3 million for the year ended December 31, 2012 to $159.8 million for the year ended December 31, 2013 primarily as a result of bonus payments in connection with our initial public offering, increased stock-based compensation expense related to the acceleration of certain non-vested shares and the granting of stock-based awards at the time of our initial public offering and increased expense associated with our preparation for becoming a public company. Net loss decreased from $159.8 million for the year ended December 31, 2013 to $50.8 million for the year ended December 31, 2014 primarily as a result of our revenue growth, including increases in the number of subscribers on our platform as a result of organic growth and acquisitions. Additionally, we incurred lower costs for acquisition, integration and restructuring expenses, and did not incur the initial public offering costs incurred in the 2013 period.

Critical Accounting Policies and Estimates

Income Taxes

A significant amount of our GAAP foreign losses are generated by our subsidiaries organized in the United Kingdom and the United Arab Emirates. In 2014 and 2013, the foreign rate differential predominantly relates to these jurisdictions. Our foreign rate differential in 2014 has a negative impact on our expected benefit since the majority of the foreign losses are generated in jurisdictions where the statutory tax rate is lower than the U.S. statutory rate – specifically the United Kingdom, which has a statutory tax rate of 20% and represents $22.5 million of our foreign losses, and the United Arab Emirates, which has a statutory tax rate of 0% and represents $6.2 million of our foreign losses. We describe our accounting treatment of taxes more fully in our Annual Report on Form 10-K for the year ended December 31, 2014.

Business of Endurance

Overview

We are a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses, or SMBs, succeed online. Leveraging our proprietary technology platform, we serve approximately 4.5 million subscribers globally with a comprehensive and integrated suite of over 150 products and services that help SMBs get online, get found and grow their businesses. The products and services available on our platform include domains, website builders, web hosting, email, security, storage, site backup, search engine optimization, or SEO, search engine marketing, or SEM, social media services, website analytics, mobile device tools and productivity and e-commerce solutions.

Over our 18-year history, we have refined our platform and our analytics to collect insights into the needs and aspirations of our subscribers. These insights allow us to engage our subscribers in timely and compelling ways, driving significant business value for them. We believe that our platform delivers cloud-based solutions quickly, cost-effectively, reliably and securely. These strengths and capabilities help us attract and retain subscribers, who then demand additional products and services from us over time.

Market Opportunity

Small and medium businesses represent a large and diverse market, both in the United States and internationally. According to the U.S. Census Bureau, there were approximately 28 million small businesses in the United States in 2011, of which 22 million were non-employer firms, or companies that do not have paid employees. Worldwide, there were estimated to be approximately 75 million SMBs in 2014.

We believe the growth in global Internet penetration and the proliferation of mobile devices are changing the way in which consumers discover and transact with businesses. As a result, SMBs are increasingly adopting technology to operate and grow their businesses, but the market penetration of web presence and marketing technologies among SMBs remains limited. Studies indicate that of SMBs in the United States, almost 50% do not have a website and over 70% of SMBs do not use email marketing. Worldwide, many SMBs, particular in emerging markets, are moving online due to wider availability of Internet infrastructure and mobile connectivity. We believe that these factors result in a significant worldwide market opportunity for us.

Over our 18-year history, we have developed a deep understanding of the diverse needs of SMBs and the challenges of serving them at scale. We believe SMBs are:

•	Seeking to address fundamental business challenges and opportunities. SMB customers are shifting their activities online and embracing mobile technologies, social media and e-commerce, which requires SMBs to deploy technology tools, serve customers and compete for business in new and innovative ways. As a result, they are seeking to take advantage of new technology solutions to transform their businesses or build new businesses that were not previously possible.

•	In need of informed guidance and support. Most SMBs, particularly those with five or fewer employees, which represent the majority of our subscribers, have limited technological expertise and resources. As a result, SMBs require informed advice and support on ways to improve their operations and take advantage of new opportunities through technology.

•	Facing budget constraints limiting their ability to make large capital investments in technology. SMBs want to leverage modern technology, but are seeking cost-effective solutions that do not require large upfront investments, especially given their size and available resources.

•	Difficult to reach and serve effectively, given their breadth and diversity. SMBs are fragmented in terms of size, geography, sophistication and type of industry. As a result, it is challenging to effectively market to, acquire and serve SMB subscribers at scale and in a cost-effective manner.

Our Strengths

Our passion for empowering diverse SMBs to navigate the rapidly changing technology landscape and our years of experience serving this large and fragmented market has led us to develop a strong, efficient and differentiated business model with the following advantages and attributes:

•	Attractive subscription model and retention rates. Our revenue is primarily subscription-based. Our subscriptions require payment in advance, which is typically made by credit card, and Endurance subscribers have an average term of approximately 16 months. This subscription-based model provides significant cash flow benefits and revenue visibility. In addition, because our products and services are typically integral to an SMB having an online presence, we benefit from high revenue retention rates.

•	Integrated and comprehensive suite of products and services. We offer an integrated technology platform with a wide range of products and services designed to help SMB subscribers get online, get found and grow their businesses. Our cloud-based offerings allow our subscribers to select a customized set of solutions from among a broad range of internally developed third-party products, which we deliver to subscribers on demand through the cloud.

•	Affordable solutions delivered in a cost-effective manner. Our cloud-based delivery model enables our subscribers to address their business needs with minimal upfront capital investment. We deliver affordable solutions to our subscribers by operating an integrated, cloud-based technology platform that permits us to deliver our products and services efficiently, deploy new products and services quickly and efficiently, and add and serve new subscribers cost-effectively. We have developed proprietary techniques that help us operate with highly efficient server configurations, resulting in low capital expenditures.

•	Intelligent subscriber engagement. We leverage our technology and proprietary data and analytics to identify subscriber needs and opportunities based on type of business, length of time in business, geography, products and services previously purchased from us and various other factors. These insights allow us to engage our subscribers proactively in a timely manner through multiple customer engagement channels, such as phone, chat and email interactions with our sales and support organizations, the control panels we make available to our subscribers to manage their websites, our network of resellers and referral partners, proprietary mobile applications, such as Business on Tapp, and our application store, Mojo Marketplace. This ongoing multi-channel engagement allows us to offer and sell relevant and useful additional products and services to our subscribers at opportune times, driving higher average revenue per subscriber, or ARPS, over the lifetime of our subscribers.

•	Multi-brand approach. The SMB market is broad, diverse and fragmented in terms of geography, industry, size and degree of technological sophistication. As a result, we use a multi-brand approach to precisely target the SMB universe, identify the best ways to reach different categories of subscribers and tailor our brands and service offerings specifically toward those audiences. For example, our Bluehost brand targets SMBs with greater technical expertise and a desire to build their own solutions, while our HostGator brand targets SMBs who value relatively higher levels of support. This multi-brand approach allows us to manage our subscriber acquisition costs effectively and to provide a diverse base of subscribers with a highly relevant experience on our platform.

•	Cost-effective multi-channel customer acquisition. We attract a significant percentage of our new subscribers through word-of-mouth referrals, at no cost to us. We actively monitor and manage our Net Promoter Scores, or NPS, a customer satisfaction metric developed by Bain & Company, and believe that our favorable NPS scores, along with our large base of subscribers, help drive word-of-mouth referrals. The majority of our program marketing expense is associated with targeted pay-per-click-based online marketing and with payments to our large network of referral partners, who drive subscribers to us on a paid referral basis. Payments to our referral partners occur after a subscriber signs up on our platform and therefore allow us to readily determine the returns on our marketing spend. In addition to word-of mouth referrals, referral channels and pay-per-click, or PPC, we have also entered into strategic partnerships that help us reach additional subscribers, such as the Google “Let’s Put Our Cities on the Map” initiative in the United States, and similar partnerships and referral arrangements with Google in India and Southeast Asia and our strategic alliance with WordPress.

•	Multiple gateways for customer acquisition. We believe that SMBs have varying needs and starting points in their journey to create an online presence and grow their business. Historically, our products focused largely on web hosting and other basic web presence solutions such as domains, but over time we have expanded to offer security, site backup, SEO and SEM, Google Adwords, mobile solutions, social media enablement, website analytics, email marketing and productivity and e-commerce tools, among others. More recently, we have launched additional products and services, including website builders, mobile site builders, cloud hosting solutions, premium domains and cloud storage solutions, both to satisfy existing subscriber needs and to expand the product gateways through which new subscribers initially reach us.

Our Strategy

Since our formation in 1997, we have focused on helping SMBs establish, manage and grow their businesses. To fuel our future growth, we plan to continue to increase our scale, broaden our subscriber footprint, expand our range of product and service offerings and pursue strategic acquisitions.

We believe a combination of increases in total subscribers and growth in ARPS over the lifetime of a subscriber drives our growth, and we intend to grow both of these metrics by leveraging the strengths of our approach to serving the SMB market. Additionally, given the fragmented nature of the market, we believe we can continue to grow through both mergers and acquisitions and strategic investments to expand our subscriber acquisition funnel, add more brands, expand our suite of products and services, enter new geographies, and grow our partner channels.

Increasing Total Subscribers

We plan to increase total subscribers by continuing to leverage our multi-channel, multi-brand approach and invest in multiple gateways to reach new subscribers. Through our launch of additional products and services such as website builders, mobile site builders, cloud hosting solutions, premium domains and cloud storage solutions, we have been able to expand the product set through which subscribers initially reach us, and we expect to continue to introduce new products and services that will serve as entry points to acquire new subscribers.

We also expect to reach new subscribers by continuing to expand our geographic footprint, particularly in emerging markets, as more and more SMBs in these markets come online due to wider availability of Internet infrastructure and mobile connectivity, and by continuing to add to our portfolio of brands, including through acquisitions and strategic investments, in order to target specific segments of the SMB market globally.

Increasing Average Revenue per Subscriber Over Time

We plan to increase ARPS over the lifetime of a subscriber by offering subscribers relevant additional products and services at opportune times in the life of their business. These additional products and services range from lower-priced, more common services such as applications, additional domains and email, to higher-priced, higher-value items such as advanced hosting services, mobile and productivity solutions and professional services.

We also expect to expand our points of subscriber engagement to create additional opportunities to educate our subscribers about the value of our solutions and to allow them to more easily access our products and services.

Pursuing Strategic Acquisitions and Investments

We consider acquisitions to be an important tool to enhance the growth of our company and have acquired and integrated many businesses and assets since our inception. We believe the market for products and services focused on solutions for SMBs remains fragmented, with multiple providers offering products or services targeted at meeting the varying needs of SMBs. Given this landscape, we see an opportunity to increase our subscriber base and broaden our product suite through consolidation of the market. Over the years, we have used acquisitions to extend our geographic reach, acquire new subscribers, expand our product offerings and gateways, improve our services, achieve cost savings and scale our operations. We expect to continue to pursue acquisitions for these and other strategic purposes.

We also regularly make strategic investments in, and enter into joint ventures with, third parties. These arrangements are typically with small companies focused on developing products that we believe may serve as effective new gateways to acquire new subscribers or that may appeal to our existing subscriber base. We believe these arrangements allow us to tap into the product expertise, entrepreneurial energy and agility of smaller companies to help us efficiently bring innovative new products to market.

During 2015, in addition to entering into the agreement to acquire Constant Contact, we completed several acquisitions of smaller web hosting businesses that we expect will extend our reach in the web presence market and allow us to achieve additional operational efficiencies and economies of scale. We also purchased our largest data center, which we expect will provide us with cost efficiencies and increased control over the facility. For additional information about this data center acquisition, see “Unaudited Pro Forma Condensed Combined Financial Information.”

In 2014, we completed several strategic acquisitions that expanded our product portfolio, our gateways to reach new subscribers and our reach in the web presence market, including acquisitions of domain name businesses, a website builder, a mobile web builder and a small web hosting company. Also in 2014, we acquired the web presence business of Directi from Directi Holdings. The Directi acquisition provided us with an established international presence focused on growing emerging markets such as India, Turkey, China, Russia and Indonesia, as well as the ability to expand our geographic footprint by taking our existing portfolio of brands to international markets, as we have done in several emerging markets to date. In addition, we made strategic investments in Appmachine B.V., a mobile app builder company, and WZ UK Limited, a provider of technology and sales marketing services associated with web builder solutions.

Our Products and Services

We offer an integrated and comprehensive suite of products and services that help SMBs get online, get found and grow their businesses. Our offerings can be broadly grouped as follows:

Getting SMBs Online

Through a combination of do-it-yourself tools and managed professional services, we provide SMBs an easy and cost-effective way to create an online presence. We offer the following products and services to get SMBs online quickly, easily and affordably.

•	Web Hosting. By providing a consolidated set of core products, services and resources that share storage, bandwidth and processing power, our entry-level shared hosting services enable subscribers to create an initial web presence quickly and cost-effectively.

•	Website Builders. We offer a variety of proprietary, third-party and open source website building tools that enable subscribers with varying degrees of technical sophistication to create a customized web presence. We also offer various premium elements that subscribers can purchase separately to enhance their website and provide a more engaging user experience for their customers, including premium themes, mobile optimization, social networking features, customer interaction tools, embedded videos, photo galleries, blogs, maps, polls and community forums.

•	Domain Registration, Management and Resale. As an accredited domain registrar with over 12.2 million domains under our management at December 31, 2015, we enable our subscribers to search and purchase available domain names from a wide spectrum of domain registries. We also maintain a portfolio of premium domains that are available for resale to our subscribers.

•	Security. We offer malware protection solutions to help protect our subscribers’ websites from viruses, malicious code and other threats. Our premium offerings, including a web application firewall, can help prevent attacks on subscriber websites before they affect subscriber data or operations. For subscribers that collect personally identifiable information or other private data from their customers and website visitors, we offer a variety of Secure Socket Layer, or SSL, certificates that encrypt data collected on a subscriber’s website. We also offer products that help subscribers achieve payment card industry compliance for maintaining sensitive information.

•	Site Back-Up. We offer enhanced backup control solutions that enable subscribers to schedule, maintain, manage and restore backups of their online data and websites to meet their particular business needs.

Getting SMBs Found

Our marketing solutions enable subscribers to increase their online visibility, attract more customers to their websites and build customer loyalty.

•

Mobile. We offer solutions that allow our subscribers to have their websites rendered on mobile devices and target mobile customers for their businesses, among other features and functionality. We also offer third-party applications that enable mobile payments and commerce. During 2014, we entered into a partnership with, and acquired a 40% interest in, a mobile app builder company, AppMachine, which allows businesses to create a custom app and make it available in the Apple AppStore or on Google Play. In 2015, using the AppMachine technology, we launched the Impress.ly brand, which allows users to quickly and easily create a mobile-ready site for their business.

•	Search Engine Optimization (SEO) and Search Engine Marketing (SEM). We offer a variety of search engine optimization and marketing solutions that can improve a subscriber’s ability to be discovered by potential customers. These services help a subscriber distribute its business profile to online directories and manage links and keywords with on-page diagnostic tools. We also offer fully managed pay-per-click services designed to direct traffic to a subscriber’s website, email or phone.

•	Social Media. We offer tools and services that enable our subscribers to communicate effectively with their customers and potential customers through social networks. Our platform enables our subscribers to easily integrate their website content and sales and marketing efforts into Facebook, Twitter and other forms of social media. We also enable our subscribers to track the results of their social media campaigns.

•	Analytics. We offer control panels and dashboards that enable our subscribers to analyze activity on their websites and optimize the impact of their web presence design and marketing campaigns to more effectively reach their customers.

Helping SMBs Grow

We offer a wide array of applications and services that can help our subscribers grow their businesses over time by enabling them to have dedicated processing power to drive their websites, consistently get in front of their customers, collaborate more efficiently with their employees, partners and customers, better manage their businesses, and have advanced, secure online payment services.

•	Advanced Web Hosting. In addition to providing shared hosting services, we also provide Virtual Private Server, or VPS, hosting and dedicated hosting solutions. As a subscriber’s business expands and the demands on its website increase, these more customizable and higher performance solutions allow our subscribers to build additional functionality into their websites, offer high bandwidth content and drive more commerce and marketing activities while reducing load times and site speeds. Subscribers can start with an advanced web hosting solution or upgrade from an existing shared hosting service.

•	Email Marketing. Through our partnership with Constant Contact, we can provide our subscribers with the ability to communicate effectively with their customers and potential customers via email. Email marketing services available to subscribers include building and segmenting mailing lists, designing and managing email newsletters, coupons and landing pages, scheduling and sending email messages, and reporting and tracking the results of each campaign.

•	Productivity Solutions. We offer our subscribers professional, secure, reliable email capabilities, including custom mailboxes that reflect a subscriber’s domain name, spam filters, email aliases and forwarding functionality. Our communications tools also allow a subscriber to unify its email inbox with other communications streams, such as social media feeds. Through our partnership with Google, we also offer our customers Google Apps for Work, which includes an integrated suite of email, collaboration, and file sharing tools.

•	E-commerce Enablement. As our subscribers grow their businesses and their demands on e-commerce increase, we offer products that enable secure and encrypted payments, shopping carts, payment processing and related services, mobile payments and other forms of e-commerce to expand the way SMBs conduct business online.

•	Professional Services. For subscribers who have extensive demands for web design, content aggregation and presentation or have unique requirements for their web presence, we offer professional services with dedicated engineering and web design to help them create their ideal web presence complete with integration with some of the more advanced e-commerce, productivity and marketing products we offer.

Subscriber Support

Our support agents assist our subscribers in a proactive, consultative manner, engaging with an average of more than 35,000 subscribers per day via phone, email and chat. We leverage our proprietary data and subscriber management software to deliver differentiated support, which we believe enables us to deepen relationships with our subscribers and help them succeed as they grow. Our support personnel not only assist subscribers with technical issues, but also focus on understanding the business goals of each subscriber to help identify the right products and services to achieve those goals. We believe this contributes to subscriber retention and our ability to sell more products and services. Our primary support centers are located in, Arizona, Texas, Utah, the United Kingdom, Brazil and India, and we have third-party support arrangements in India, the Philippines and China.

Technology Platform

We have invested significant resources to develop and enhance our technology platform and collect a vast amount of proprietary data. We use a data-driven approach to design business processes that allow us to innovate, develop and deploy solutions that meet the demands of SMBs and provide a superior experience for our subscribers. Our technology platform leverages common services for the benefit of our brands and has the ability to optimize the specific requirements of individual brands.

Integrated Platform

We have developed an integrated technology platform for our cloud-based solutions that combines open source and proprietary software designed to grow with the needs of our subscribers. Our innovative shared services architecture allows us to operate at a high level of service, with a high degree of customization for each subscriber’s web presence and with a large number of subscribers per server. In addition, we have built customized subscriber relationship management, billing and subscriber service support systems to on-board, serve and track our subscribers at scale, and to enable subscribers to manage their own service experience. Our subscriber service support systems also help us predict which applications a subscriber may need based on our experience with similar subscribers, enabling our support personnel to have more informed subscriber interactions.

Data Analytics and Business Intelligence

Our proprietary data analytics technology enables us to deliver our products and services in a highly personalized manner and to improve our operational efficiency. We have a dedicated team of software engineers focused on refining and further developing our proprietary analytics systems. Our use of analytics and continued investment in developing predictive capabilities allow us to design and deliver the right solutions to our subscribers at the right time. We believe our analytics capabilities and technology are also key contributors to our ability to target new subscribers, retain existing subscribers and sell additional products and services to our base of subscribers.

Applications

We offer an integrated and comprehensive suite of products and services through proprietary applications as well as third-party technology partners who have integrated their offerings into our technology platform. Through a combination of common services, integrated platforms, application program interfaces and processes, we can rapidly develop and deploy new applications across our brands. A significant portion of our over 150 products and services have been internally developed. We regularly retire offerings that are underperforming and add offerings that we believe will be in high demand based on our data insights.

Infrastructure

We employ various techniques to enhance the stability of our systems and preserve the security of information contained on them. We utilize monitoring systems and a variety of software components to monitor and protect our infrastructure against attempts to attack or gain unauthorized entry to our internal systems and subscriber websites. In addition, we focus on reducing the computational requirements of our services, which enables us to lower hardware costs. These efforts help us achieve performance capabilities such as high levels of server density and reduce overall capital expenditures and costs to serve our subscribers. We currently serve most of our subscribers from two co-located data center facilities located in Massachusetts and a facility in Texas. We also serve subscribers from our recently acquired data center in Utah.

Engineering and Development

Our engineering and development activity is focused on enhancing our systems, developing and expanding product and service offerings, and integrating technology capabilities from our acquisitions. Our engineering and development expense during 2012, 2013 and 2014 was $13.8 million, $23.2 million and $19.5 million, respectively.

Subscriber Profile

As of September 30, 2015, we had approximately 4.5 million subscribers. Approximately 80% of our subscribers of our major brands are SMBs, and the majority of our SMB subscribers are businesses with five or fewer employees.

The industries in which our subscribers operate are very diverse, including retail, merchandising, media, recreation, education, construction, health, beauty and wellness and arts and entertainment, among others.

Geographical Information

We currently maintain offices and conduct operations primarily in the United States, Brazil, India, Israel and the United Kingdom. We also have third-party support arrangements in India, the Philippines and China. As of December 31, 2015, substantially all of our long-lived assets were located in the United States.

Our subscribers are located worldwide. For the years ended December 31, 2013, 2014 and 2015, approximately 70%, 64% and 61%, respectively, of our total billings were invoiced to subscribers located in the United States. The remaining amount was invoiced to subscribers around the world, primarily in Canada, the United Kingdom, Australia, India, Brazil, Mexico, Spain and China.

Competition

The global cloud-based services market for SMBs is highly competitive and constantly evolving. We expect competition to increase from existing competitors as well as potential new market entrants. Our competitors include providers of:

•	offerings designed to help SMBs establish an initial web presence, such as domain name registrars and shared hosting providers, such as GoDaddy, Web.com and United Internet; website builders, such as Squarespace and Wix; website creation and management companies, e-commerce service providers, security solutions providers and site backup companies;

•	solutions that help SMBs get found online, such as SEM companies, SEO companies, local directory listing companies and online and offline business directories; and

•	more advanced solutions targeted at growing SMBs, such as companies offering VPS and dedicated hosting services, advanced e-commerce and security products, email marketing solutions and productivity tools.

We believe the principal competitive factors in the cloud-based services market for SMBs are:

•	size and scale of subscriber base;

•	integrated cloud-based technology platform that can help target and service subscribers effectively at scale;

•	depth and sophistication of data analytics and business insights tools;

•	cost-effective subscriber acquisition;

•	scope, scalability, flexibility and compatibility of product and service offerings;

•	quality of subscriber support and subscriber engagement;

•	brand names, reputation and subscriber satisfaction;

•	ease of implementation, use and maintenance; and

•	reliability and security.

We believe that we compete favorably with respect to each of these factors. In some instances, we have commercial partnerships with providers in the SMB market with whom we otherwise compete.

Seasonality

We have historically experienced increased subscriber billings in the first quarter of our fiscal year as many subscribers start businesses at the beginning of a new year. We book a significant portion of these billings as deferred revenue and recognize the deferred revenue throughout the course of the year and beyond based on the term of the applicable subscription. Consequently, our quarterly subscriber billings and net new subscriber additions are typically relatively high in the first quarter of our fiscal year, while our GAAP revenue from new subscriber additions is relatively higher in the fourth quarter of our fiscal year.

Intellectual Property and Proprietary Rights

Our intellectual property and proprietary rights are important to our business. We rely on a combination of trademark, patent, copyright and trade secret laws, confidentiality and access-related procedures and safeguards and contractual provisions to protect our proprietary technologies, confidential information, brands and other intellectual property.

We use open source technologies pursuant to applicable licenses as the basis for our technology platform. We have also developed, acquired or licensed proprietary technologies for use in our business. As of December 31, 2015, we have twelve U.S. patents as well as four pending U.S. patent applications and several pending foreign counterpart applications, relating to aspects of our technology platform and offerings, including our shared services architecture, predictive analytics methods, virtualization technologies, subscriber migration technologies and web presence improvement technologies. We believe the duration of our patents is adequate relative to the expected lives of the technologies they cover.

We have non-disclosure, confidentiality and license agreements with employees, contractors, subscribers and other third parties, which limit access to and use of our proprietary information. Though we rely in part upon these legal and contractual protections, as well as various procedural safeguards, we believe that the skill and ingenuity of our employees, the functionality and frequent enhancements to our solutions and our ability to introduce new products and features that meet the needs of our subscribers are more important to maintaining our competitive position in the marketplace.

We have an ongoing trademark and service mark registration program pursuant to which we register our brand names and product names, taglines and logos in the United States and other countries to the extent we determine appropriate and cost-effective. We also have common law rights in some unregistered trademarks that were established over years of use. In addition, we have a trademark and service mark enforcement program pursuant to which we monitor applications filed by third parties to register trademarks and service marks that may be confusingly similar to ours, as well as the use of our major brand names in social media, domain names and other Internet sites.

Despite our efforts to preserve and protect our intellectual property, unauthorized third parties may attempt to copy, reverse engineer or otherwise obtain access to our proprietary rights, and competitors may attempt to develop solutions that could compete with us in the markets we serve. Unauthorized disclosure of our confidential information or proprietary technologies by our employees or third parties could also occur. The risk of unauthorized use of our proprietary and intellectual property rights may increase as we seek to expand outside of the United States.

Third-party infringement claims are also possible in our industry, especially as functionality and features expand, evolve and overlap across industries. Third parties, including non-practicing patent holders, have claimed, and could claim in the future, that our processes, technologies or websites infringe patents they now hold or might obtain or that might be issued in the future. See “Risk Factors—We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.”

Employees

As of December 31, 2015, we had 2,593 employees, including 1,607 in support and network operations, 512 in sales and marketing, 194 in engineering and development and 216 in general and administrative. Most of our employees are based in the United States. None of our employees is represented by a labor union or covered by a collective bargaining agreement. We have never experienced a strike or similar work stoppage, and we consider our relations with our employees to be good.

Corporate Information

Our business was founded in 1997 as a Delaware corporation under the name Innovative Marketing Technologies Incorporated. In December 2011, investment funds and entities affiliated with either Warburg Pincus or Goldman, Sachs & Co. acquired a controlling interest in our company. Prior to our initial public offering in October 2013, we were an indirect wholly owned subsidiary of WP Expedition Topco L.P., a Delaware limited partnership that we refer to as WP Expedition Topco. Pursuant to the terms of a corporate reorganization that we completed prior to our initial public offering, WP Expedition Topco dissolved and in liquidation distributed the shares of Endurance International Group Holdings, Inc. common stock to its partners in accordance with the limited partnership agreement of WP Expedition Topco.

Our principal executive offices are located at 10 Corporate Drive, Suite 300, Burlington, Massachusetts 01803 and our telephone number at that address is (781) 852-3200.